Exhibit 10.1

CREDIT AGREEMENT

Dated as of [            ], 2014,

Among

TRANSOCEAN PARTNERS LLC,

as Borrower,

and

TRANSOCEAN FINANCING GMBH,

as Lenders

i

Exhibits:

Exhibit 2.3	-	Form of Borrowing Request
Exhibit 2.8	-	Form of Master Note
Exhibit 3.3-1	-	Form of Tax Compliance Certificate (Non-Partnership Lenders)
Exhibit 3.3-2	-	Form of Tax Compliance Certificate (Non-Partnership Participants)
Exhibit 3.3-3	-	Form of Tax Compliance Certificate (Partnership Participants)
Exhibit 3.34	-	Form of Tax Compliance Certificate (Partnership Lenders)
Exhibit 6.6	-	Form of Compliance Certificate
Exhibit 6.12	-	Form of Subsidiary Guaranty
Exhibit 9.10	-	Form of Assignment Agreement

Schedules:

Schedule 1.1-C	-	Commitments
Schedule 1.1-P	-	Pricing Grid

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of             , 2014, between TRANSOCEAN PARTNERS LLC (the “Borrower”), a Marshall Islands limited liability company, and TRANSOCEAN FINANCING GMBH, a Swiss limited liability company (the “Lenders”).

WITNESSETH:

WHEREAS, the Borrower has requested that the Lenders establish a revolving credit facility in the aggregate principal amount of $300,000,000 (as such amount may increase or decrease in accordance with the terms hereof), pursuant to which, among other things, revolving loans may be made to the Borrower; and

WHEREAS, the Lenders are willing to make such revolving credit facility available to the Borrower on the terms and subject to the conditions and requirements hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE 1 DEFINITIONS; INTERPRETATION.

Section 1.1 Definitions . Unless otherwise defined herein, the following terms shall have the following meanings, which meanings shall be equally applicable to both the singular and plural forms of such terms:

“Acquisition Period” means a period commencing with the date on which payment of the purchase price for a Specified Acquisition is made and ending on the earlier of (a) the last day of the fourth fiscal quarter following the fiscal quarter in which such payment is made, and (b) the date on which the Borrower notifies the Lenders that it desires to end the Acquisition Period for such Specified Acquisition; provided, that (i) once any Acquisition Period is in effect, the next Acquisition Period may not commence until the termination of such Acquisition Period then in effect and (ii) the Borrower may not terminate an Acquisition Period under clause (b) above unless, after giving effect to the termination of such Acquisition Period (and before giving effect to any subsequent Acquisition Period), the Borrower shall be in compliance with Section 6.17 and no Default or Event of Default shall have occurred and be continuing.

“Adjusted LIBOR” means, for any Eurocurrency Loan for any Interest Period, a rate per annum (expressed as a percentage) determined in accordance with the following formula:

Adjusted LIBOR	=	LIBO Rate for such Interest Period
1.00 - Statutory Reserve Rate

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person; provided, however, that, except for purposes of Section 6.14, the Borrower and its Subsidiaries shall not be deemed to be Affiliates of Holdings and its Subsidiaries (other than the Borrower and its Subsidiaries) and that Holdings and its Subsidiaries (other than the Borrower and its Subsidiaries) shall not be deemed to be Affiliates of the Borrower and its Subsidiaries.

“Agreement” means this Credit Agreement, as the same may be amended, restated and supplemented from time to time.

“Alternate Base Rate” means, for any day (or, if such day is not a Business Day, the next preceding Business Day), a rate per annum equal to the greatest of the then determinable of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 50 basis points (0.50%), and (c) Adjusted LIBOR (for U.S. dollar borrowings) for a one month Interest Period commencing two Business Days thereafter, as appearing at approximately 11:00 a.m. London time on the Applicable Screen on such day plus 100 basis points (1.00%). Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Adjusted LIBOR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate, or Adjusted LIBOR, as the case may be.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower and its Subsidiaries from time to time concerning or relating to bribery, money laundering, or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended from time to time, and the United Kingdom’s Bribery Act 2010, as amended from time to time.

“Applicable Commitment Fee Rate” means, for any day, based on the Leverage Ratio as of the most recent date of determination as provided herein, the applicable percentage per annum for the commitment fee payable pursuant to Section 3.1(a) for such Leverage Ratio as shown on the Pricing Grid.

“Applicable Margin” means, for any day, (i) for Eurocurrency Loans, the applicable percentage per annum appearing as the “Applicable Margin for Eurocurrency Borrowings” set forth in the Pricing Grid based on the Leverage Ratio as of the most recent date of determination as provided herein, and (ii) for Base Rate Loans, the applicable percentage per annum appearing as the “Applicable Margin for Base Rate Borrowings” set forth in the Pricing Grid based on the Leverage Ratio as of the most recent date of determination as provided herein.

“Applicable Percentage” means, at any time for each Lender, the percentage of the total Commitments of all Lenders then in effect represented at such time by such Lender’s Commitment; provided, that if the Commitments are terminated, each Lender’s Applicable Percentage shall be calculated based on such Lender’s pro rata share of the total Revolving Loans then outstanding or, if no Revolving Loans are then outstanding, its Commitment in effect immediately before such termination, subject to (x) any assignments by such Lender of its Obligations pursuant to Section 9.10(a) or Section 2.13, and (y) any reallocations of Commitments and Revolving Loans pursuant to Section 2.14(e).

“Assignment Agreement” means an agreement in substantially the form of Exhibit 9.10 (or such other form as may be approved by the parties hereto) whereby a Lender conveys part or all of its Commitment and Revolving Loans to another Person that is, or thereupon becomes, a Lender, or to another Lender that increases its Commitments and outstanding Revolving Loans, pursuant to Section 9.10.

“Assumption Agreement” has the meaning ascribed to such term in Section 2.14(d).

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person appointed for it charged with the reorganization, receivership, custodianship, or liquidation of its business or properties or, in the good faith determination of any Lender, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.

“Base Rate Borrowing” means a Borrowing of Base Rate Loans made pursuant to a Borrowing Request as provided in Section 2.3(a) or converted from an outstanding Eurocurrency Borrowing or Borrowings pursuant to Section 2.3(b) or Section 8.1(b).

“Base Rate Loan” means a Revolving Loan bearing interest prior to maturity at the rate specified in Section 2.6(a).

“Borrower” means Transocean Partners LLC, a Marshall Islands limited liability company.

“Borrowing” means any extension of credit of the same Type made by the Lenders on the same date by way of Revolving Loans having a single Interest Period, including any Borrowing advanced, continued or converted. A Borrowing is “advanced” on the day the Lenders advance funds comprising such Borrowing to the Borrower, is “continued” (in the case of Eurocurrency Loans) on the date a new Interest Period commences for such Borrowing, and is “converted” (in the case of Eurocurrency Loans) when such Borrowing is changed from one Type of Revolving Loan to the other, all as requested by the Borrower pursuant to Section 2.3.

“Borrowing Multiple” means, for any Borrowing, $500,000.

“Borrowing Request” has the meaning ascribed to such term in Section 2.3(a).

“Business Day” means any day other than a Saturday or Sunday on which banks are not authorized or required to close in New York, New York and, if the applicable Business Day relates to the advance or continuation of, conversion into, or payment on a Eurocurrency Borrowing, any day other than a Saturday or Sunday on which banks are dealing in Dollar deposits in the applicable interbank eurocurrency market in London, England.

“Calculation Date” means the last Business Day of each calendar quarter.

“Capitalized Lease Obligations” means, for any Person, the aggregate amount of such Person’s liabilities under all leases of real or personal property (or any combination thereof or interest therein) which is required to be capitalized on the balance sheet of such Person as determined in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, for purposes of calculating Capitalized Lease Obligations pursuant to the terms of this Agreement or any other Credit Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States of America as in effect on December 31, 2013 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States of America as in effect on December 31, 2013, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than twelve (12) months from the date of acquisition, (ii) time deposits and certificates of deposits maturing within one year from the date of acquisition thereof or repurchase agreements with financial institutions whose short-term unsecured debt rating is A or above as obtained from either S&P or Moody’s, (iii)

commercial paper or Eurocommercial paper with a rating of at least A-1 by S&P or at least P-1 by Moody’s, with maturities of not more than twelve (12) months from the date of acquisition, (iv) repurchase obligations entered into with any Person whose short-term senior unsecured debt rating from S&P is at least A-1 or from Moody’s is at least P-1, which are secured by a fully perfected security interest in any obligation of the type described in (i) above and have a market value at the time such repurchase is entered into of not less than 100% of the repurchase obligation of such Person thereunder, (v) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within twelve (12) months from the date of acquisition thereof or providing for the resetting of the interest rate applicable thereto not less often than annually and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, and (vi) money market funds which have at least $1,000,000,000 in assets and which invest primarily in securities of the types described in clauses (i) through (v) above.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, relative to any Lender, such Lender’s obligations to make Revolving Loans pursuant to Section 2.1, initially in the amount and percentage set forth on Schedule 1.1-C hereto, or pursuant to Section 9.10, as such obligations may be reduced or increased from time to time as expressly provided pursuant to this Agreement.

“Commitment Date” has the meaning ascribed to such term in Section 2.14(b).

“Commitment Increase” has the meaning ascribed to such term in Section 2.14(a).

“Commitment Termination Date” means the earliest of (i) the fifth anniversary of the Effective Date, subject to the extension thereof pursuant to Section 2.13, (ii) the date on which the Commitment is terminated in full or reduced to zero pursuant to Section 2.12, and (iii) the occurrence of any Event of Default described in Section 7.1(f) or (g) with respect to the Borrower, or the occurrence and continuance of any other Event of Default and either (x) the declaration of the Revolving Loans to be due and payable pursuant to Section 7.2, or (y) in the absence of such declaration, the giving of written notice by the Required Lenders to the Borrower pursuant to Section 7.2 that the Commitment has been terminated.

“Completion” means, with respect to any Material Project, that construction, refurbishment or such other improvement of the relevant Vessel has been completed and such Vessel has been delivered to a charter party pursuant to a Satisfactory Drilling Contract.

“Compliance Certificate” means a certificate in the form of Exhibit 6.6.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Affiliates” means those Affiliates of the Borrower that are not Subsidiaries of the Borrower, but are variable interest entities whose accounts are consolidated with those of the Borrower under GAAP.

“Consolidated Group” means, collectively, the Borrower and its Subsidiaries and Consolidated Affiliates. Each Person that is the Borrower or a Subsidiary or Consolidated Affiliate thereof included in the Consolidated Group at any time is referred to herein as a “Member of the Consolidated Group.”

“Consolidated Net Assets” means, as of any date of determination, an amount equal to the aggregate book value of the assets of the Consolidated Group and, to the extent of the equity interest of the Consolidated Group therein, SPVs at such time, minus the current liabilities of the Consolidated Group, all as determined on a consolidated basis in accordance with GAAP based on the most recent quarterly or annual consolidated financial statements referred to in Section 5.8 or delivered (or publicly filed) as provided in Section 6.6(a), as the case may be.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Consolidated Group, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Credit Document) or requirement of law applicable to such Subsidiary.

“Consolidated Tangible Net Worth” means, as of any date of determination, consolidated shareholders equity of the Consolidated Group determined in accordance with GAAP (excluding the effect on shareholders equity of cumulative foreign exchange translation adjustments) less the net book amount of all assets of the Consolidated Group that would be classified as intangible assets on the consolidated balance sheet of the Consolidated Group as of such date prepared in accordance with GAAP. For purposes of this definition, SPVs shall be accounted for pursuant to the equity method of accounting.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Documents” means (i) this Agreement, (ii) the Notes and (iii) any Subsidiary Guaranties in effect from time to time.

“Currency Rate Protection Agreement” means any foreign currency exchange and future agreements, arrangements and options designed to protect against fluctuations in currency exchange rates.

“Declining Lender” has the meaning ascribed to such term in Section 2.13.

“Default” means any event or condition the occurrence of which would, with the passage of time or the giving of notice, or both, constitute an Event of Default.

“Disclosed Matters” has the meaning ascribed to such term in Section 5.4.

“Dollar” and “U.S. Dollar” and the sign “$” mean lawful money of the United States of America.

“Dollar Equivalent” means, on any date of determination (i) with respect to any amount in Dollars, such amount, and (ii) with respect to any amount in any currency other than U.S. Dollars, the equivalent in Dollars of such amount

“EBITDA” means Consolidated Net Income plus, without duplication, to the extent deducted in determining Consolidated Net Income, (a) Interest Expense, (b) Income Taxes and franchise tax expense, (c) depreciation expense, (d) amortization expense (including amortization of intangibles), (e) other non-cash charges, (f) extraordinary non-cash losses, and (g) transaction fees, charges and other amounts related to the TP LLC Formation Transactions (including any financing fees, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith) to the extent paid within six (6) months of the Effective Date, minus, to the extent included in determining Consolidated Net Income, extraordinary gains and losses and other non-cash items which would increase or decrease Consolidated Net Income, all calculated on a consolidated basis in accordance with GAAP; provided, however, that EBITDA for a given period may, at the Borrower’s option, be adjusted to include (without duplication) the amount of all applicable Material Project EBITDA Adjustments in respect of all Material Projects then in effect, provided that such aggregate amount of such Material Project EBITDA Adjustment shall not exceed 20% of EBITDA for any such period calculated without including any Material Project EBITDA Adjustments.

For purposes of this definition, and without duplication of any Material Project EBITDA Adjustments, Consolidated Net Income and EBITDA shall be calculated after giving effect on a pro forma basis (including the pro forma effect of (x) any expense or cost reductions that have occurred or, in the reasonable judgment of the Borrower, are reasonably expected to occur and (y) the expected income, based on current market rates, from any Vessel Acquisition (regardless of whether these operating improvements, cost savings or expected income could then be reflected in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC related thereto)) for the period of such calculation to:

(1) the incurrence of any Indebtedness by the Borrower or any Subsidiary (and the application of the proceeds thereof) and any repayment, repurchase, retirement, extinguishment or redemption of other Indebtedness (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the applicable test period or at any time subsequent to the last day of the applicable test period and on or prior to the test date, as if such incurrence, repayment, repurchase, retirement, extinguishment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the test period; and

(2) any Specified Acquisition, Vessel Acquisition or Vessel Sale, including any EBITDA attributable to such Specified Acquisition, Vessel Acquisition or Vessel Sale occurring during the test period or at any time subsequent to the last day of the test period and on or prior to the test date), as if such Specified Acquisition, Vessel Acquisition or Vessel Sale (including the incurrence of, or assumption or liability for, any Indebtedness incurred in connection therewith) occurred on the first day of the test period (and without regard to clause (a) of the definition of Consolidated Net Income).

“Effective Date” means the date on which this Agreement shall become effective in accordance with Section 4.1.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debtdomain®, SyndTrak® and any other internet or extranet-based site, whether such electronic system is owned, operated or hosted by any Lender or any of its Related Parties or any other Persons, providing for access to data protected by passcodes or other security system.

“Eligible Assignee” means any Person that meets the requirements to be an assignee pursuant to Section 9.10(a) (subject to such consents, if any, as may be required pursuant to Section 9.10(a)(iii)).

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any Environmental Law (“Claims”) or any permit issued under any Environmental Law, including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to the environment.

“Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect, including any judicial or administrative order, consent, decree or judgment, relating to pollution or protection of the environment, health, safety or natural resources, in each case, relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of any Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of any “unpaid minimum required contribution” or “accumulated funding deficiency” (as defined or otherwise set forth in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412 of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans under Section 4041(c) of ERISA or to appoint a trustee to administer any Plan under Section 4042(b) of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any

liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability, or stating that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurocurrency”, when used in reference to any Revolving Loan or Borrowing, means such Revolving Loan, or the Revolving Loans comprising such Borrowing, shall bear interest at a rate determined by reference to Adjusted LIBOR and the Applicable Margin.

“Eurocurrency Borrowing” means a Borrowing of Eurocurrency Loans made pursuant to a Borrowing Request as provided in Section 2.3(a) or continued as Eurocurrency Loans or converted to Eurocurrency Loans from Base Rate Loans pursuant to Section 2.3(b).

“Eurocurrency Loan” means a Revolving Loan bearing interest before maturity at the rate specified in Section 2.6(b).

“Event of Default” means any of the events or circumstances specified in Section 7.1.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an interest in a Revolving Loan or Commitment pursuant to a law in effect on the date on which such Lender becomes a party hereto, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.3(f), and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Extending Lender” has the meaning ascribed to such term in Section 2.13.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with such sections of the Code and any legislation, law, regulation or practice enacted or promulgated pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the nearest 1/100 of 1%) of the quotations for such day for such transactions received by the Lenders from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Plan” means any pension, profit sharing, deferred compensation, or other employee benefit plan, program or arrangement maintained by the Borrower or any non-U.S. Subsidiary of the Borrower, but shall not include any benefit provided by a foreign government or its agencies.

“GAAP” means generally accepted accounting principles from time to time in effect as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board or in such other statements, opinions and pronouncements by such other entity as may be approved by a significant segment of the U.S. accounting profession, including, as applicable, the International Financial Reporting Standards.

“Governmental Authority” means the government of the United States of America, any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantor” means any Subsidiary of the Borrower required to execute and deliver a Subsidiary Guaranty hereunder as provided in Section 6.12(j), in each case unless and until the relevant Subsidiary Guaranty is terminated as provided in Section 6.12(j).

“Guaranty” by any Person means all contractual obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business) of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such Person: (i) to purchase such Indebtedness or to purchase any property or assets constituting security therefor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness, or (y) to maintain working capital or other balance sheet condition, or otherwise to advance or make available funds for the purchase or payment of such Indebtedness, in each case primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iii) to lease property, or to purchase securities or other property or services, of the primary obligor, primarily for the purpose of assuring the owner of such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness; or (iv) otherwise to assure the owner of such Indebtedness of the primary obligor against loss in respect thereof. For the purpose of all computations made under this Agreement, the amount of a Guaranty in respect of any Indebtedness shall be deemed to be equal to the amount that would apply if such Indebtedness was the direct obligation of such Person rather than the primary obligor or, if less, the maximum aggregate potential liability of such Person under the terms of the Guaranty.

“Hazardous Material” has the meaning ascribed to such term in the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Acts of 1986, and shall also include petroleum, including crude oil or any fraction thereof, petroleum distillates, asbestos and asbestos containing materials, polychlorinated biphenyls or any other substance defined as “hazardous” or “toxic” or words with similar meaning and effect under any Environmental Law applicable to the Borrower or other Members of the Consolidated Group.

“Highest Lawful Rate” means the maximum nonusurious interest rate, if any, that any time or from time to time may be contracted for, taken, reserved, charged or received on any Loans, under laws applicable to any of the Lenders which are presently in effect or, to the extent allowed by applicable law, under such laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow. Determination of the rate of interest for the purpose of determining whether any Loans are usurious under all applicable laws shall be made by amortizing, prorating, allocating, and spreading, in equal parts during the period of the full stated term of the Loans, all interest at any time contracted for, taken, reserved, charged or received from the Borrower in connection with the Loans.

“Holdings” means Transocean Ltd., a Swiss corporation registered in Zug, Switzerland.

“Impacted Interest Period” has the meaning ascribed to such term in the definition herein of “LIBO Rate.”

“Income Taxes” means, with reference to any period, all foreign, federal, state and local income tax expense imposed by any Governmental Authority on the income of the Consolidated Group, calculated on a consolidated basis for such period.

“Increase Date” has the meaning ascribed to such term in Section 2.14(a).

“Increasing Lender” has the meaning ascribed to such term in Section 2.14(b).

“Indebtedness” means, for any Person, the following obligations of such Person, without duplication: (i) obligations of such Person for borrowed money; (ii) obligations of such Person representing the deferred purchase price of property or services other than accounts payable and accrued liabilities arising in the ordinary course of business and other than amounts which are being contested in good faith and for which reserves in conformity with GAAP have been provided; (iii) obligations of such Person evidenced by bonds, notes, bankers acceptances, debentures or other similar instruments of such Person, or obligations of such Person arising, whether absolute or contingent, out of letters of credit issued for such Person’s account or pursuant to such Person’s application securing Indebtedness; (iv) obligations of other Persons, whether or not assumed, secured by Liens (other than Permitted Liens) upon property or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, but only to the extent of such property’s fair market value; (v) Capitalized Lease Obligations of such Person; (vi) obligations under Interest Rate Protection Agreements and Currency Rate Protection Agreements; and (vii) obligations of such Person pursuant to a Guaranty of any of the foregoing obligations of another Person; provided, however, Indebtedness shall exclude (x) Non-recourse Debt, and (y) any Indebtedness attributable to the mark-to-market treatment of obligations of the type described in clause (vi) in the definition of Indebtedness and any actual fair value adjustment arising from any Interest Rate Protection Agreements and Currency Rate Protection Agreements that have not been cancelled or otherwise terminated before their scheduled expiration, in each case in respect of Interest Rate Protection Agreements and Currency Rate Protection Agreements entered into in the ordinary course of business and not for investment or speculative purposes. For purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture to the extent such Indebtedness is recourse to such Person.

“Indemnified Parties” has the meaning ascribed to such term in Section 9.13(b).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Loan Party under any Credit Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Information” has the meaning ascribed to such term in Section 9.15.

“Interest Expense” means, with reference to any period, the net cash interest expense of the Consolidated Group calculated on a consolidated basis for such period.

“Interest Payment Date” means (a) with respect to any Base Rate Loan, the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Eurocurrency Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or with the consent of each Lender making a Eurocurrency Loan as part of such Borrowing, any other period), in each case as the Borrower may elect, subject to Section 2.4. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interest Rate Protection Agreement” means any interest rate swap, interest rate cap, interest rate collar, or other interest rate hedging agreement or arrangement designed to protect against fluctuations in interest rates.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Lenders (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for Dollars that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period for which the LIBO Screen Rate is available for Dollars that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Grade Rating” means the long-term senior unsecured publicly held debt rating or corporate credit rating of a Person equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“IRS” means the United States Internal Revenue Service.

“Lender” means each Person signing this Agreement as a “Lender” and having a Commitment as set forth on Schedule 1.1-C, and any other Person that shall have become a party hereto pursuant to an Assignment Agreement or an Assumption Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment Agreement.

“Lender’s Account” means the account of each Lender designated in writing from time to time by such Lender to the Borrower for such purpose.

“Lender Parties” has the meaning ascribed to such term in Section 9.21.

“Leverage Ratio” means, as of any date of determination, the ratio of (i) Net Funded Debt on such date to (ii) EBITDA for the four (4) consecutive fiscal quarters ending on or immediately prior to such date for which financial statements have been delivered to the Lenders pursuant to this Agreement; provided that, except as otherwise agreed by the Borrower and the Lenders, for the first three full fiscal quarters ending after the Effective Date, EBITDA shall be calculated as follows:

(a) EBITDA for the four-fiscal quarter period ending [                    ]1 shall be equal to EBITDA for such fiscal quarter, multiplied by four;

(b) EBITDA for the four-fiscal quarter period ending [                    ]2 shall be equal to EBITDA for the two fiscal quarter period then ended, multiplied by two; and

(c) EBITDA for the four-fiscal quarter period ending [                    ]3 shall be equal to EBITDA for the three fiscal quarter period then ended, multiplied by 4/3.

“LIBO Rate” means, with respect to any Eurocurrency Borrowing, for any Interest Period, except as otherwise agreed by the Lenders and the Borrower, the London interbank offered rate for a period equal in length to such Interest Period as published by The Wall Street Journal (or, in the event such rate is not published by The Wall Street Journal, as published by such other publicly available service that publishes such rate from time to time as selected by the Lenders in their reasonable discretion) (in each case, the “LIBO Screen Rate”) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period, provided, that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement, and provided, further, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), the LIBO Rate for such Eurocurrency Borrowing shall be the Interpolated Rate, provided, that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” has the meaning ascribed to such term in the definition herein of “LIBO Rate.”

“Lien” means any interest in any property or asset in favor of a Person other than the owner of such property or asset and securing an obligation owed to, or a claim by, such Person, whether such interest is based on the common law, statute or contract, including, but not limited to, the security interest lien arising from a mortgage, encumbrance, pledge, conditional sale, security agreement or trust receipt, or a lease (including a capital lease), consignment or bailment for security purposes.

[1]	Insert last day of first full fiscal quarter ending after the Effective Date.
[2]	Insert last day of second full fiscal quarter ending after the Effective Date.
[3]	Insert last day of third full fiscal quarter ending after the Effective Date.

“Loan” means (i) a Base Rate Loan or (ii) a Eurocurrency Loan, as the case may be, and “Loans” means two or more of any such Loans.

“Loan Party” means each of (i) the Borrower and (ii) any Subsidiary that has executed and delivered a Subsidiary Guaranty as provided in Section 6.12(j), in each case unless and until the relevant Subsidiary Guaranty is terminated as provided in Section 6.12(j).

“Material Adverse Effect” means a material adverse effect on (i) the business, assets, financial condition or results of operations of the Borrower and other Members of the Consolidated Group, taken as a whole, (ii) the Borrower’s ability to perform any of its payment obligations under this Agreement or the other Credit Documents, or (iii) the rights and remedies of the Lenders under the Credit Documents.

“Material Indebtedness” has the meaning ascribed to such term in Section 7.1(e).

“Material Plan” has the meaning ascribed to such term in Section 7.1(i).

“Material Project” means (a) the construction of any Vessel or (b) any refurbishment, refitting, redesign or other material improvement to an existing Vessel for which the aggregate capital cost to the Borrower and its Subsidiaries exceeds $50,000,000.

“Material Project EBITDA Adjustment” means, with respect to any Material Project:

(a) if the scheduled date of Completion will occur in the next twelve months, EBITDA of the Borrower may, at the Borrower’s option, be adjusted to include in the current fiscal quarter an amount equal to the amount (determined in good faith by the Borrower based on the then-current completion percentage of such Material Project) of the projected EBITDA of the Borrower attributable to such Material Project for the first 12-month period following the scheduled Completion of such Material Project (such amount to be determined based on the relevant Satisfactory Drilling Contract); provided that if actual Completion does not occur by the scheduled date for Completion, the foregoing amount shall be reduced, for quarters ending after the scheduled date for Completion to (but excluding) the first full quarter in which the actual date of Completion occurs, by the following percentage amounts depending on the period of delay (based on the actual period of delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%; and

(b) beginning with the first full fiscal quarter after the fiscal quarter in which Completion for a Material Project occurs, EBITDA of the Borrower shall be adjusted to include: (i) for such first full fiscal quarter, the amount of EBITDA attributable to such Material Project during such fiscal quarter multiplied by 4, (ii) for the first two full fiscal quarters after the first full fiscal quarter in which Completion has occurred, the amount of EBITDA attributable to such Material Project during such two fiscal quarters multiplied by 2, and (iii) for the first three full fiscal quarters after the first full fiscal quarter in which Completion has occurred, the amount of EBITDA attributable to such Material Project during such three fiscal quarters multiplied by 4/3.

Notwithstanding the foregoing, no such additions shall be allowed with respect to any Material Project unless:

(i) not later than 20 days (or such shorter time period as may be reasonably agreed by the Required Lenders) prior to the delivery of a certificate required by the terms and provisions of Section 6.6(b) if Material Project EBITDA Adjustments will be made to EBITDA of the Borrower in determining compliance with Section 6.17, the Borrower shall have delivered to the Lenders a proposed determination of Material Project EBITDA Adjustments setting forth (1) the scheduled date of Completion for such Material Project and (2) projections of EBITDA of the Borrower attributable to such Material Project, along with a reasonably detailed explanation of the basis therefor, and

(ii) prior to the date such certificate is required to be delivered, the Required Lenders shall have approved (such approval not to be unreasonably withheld, delayed or conditioned) such Material Project EBITDA Adjustments and shall have received such other information and documentation as the Required Lenders may reasonably request, all in form and substance satisfactory to the Lenders.

“Maturity Date” means the earlier of (i) the Commitment Termination Date, and (ii) the date on which the Loans have become due and payable pursuant to Section 7.2 or 7.3.

“Moody’s” means Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, which is subject to Title IV of ERISA and to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Net Funded Debt” means, as of any date of determination, with respect to the Members of the Consolidated Group on a consolidated basis, (a)(i) obligations for borrowed money which, in accordance with GAAP, would be shown as short-term debt on their consolidated balance sheet, including obligations under notes, acceptances and other short-term instruments, and (ii) obligations for borrowed money which, in accordance with GAAP, would be shown as long-term debt (including current maturities) on their consolidated balance sheet minus (b)(i) to the extent included therein, any Indebtedness of the type described under clause (vi) of the definition thereof and (ii) the aggregate amount of unrestricted cash and Cash Equivalents included on the consolidated balance sheet of the Consolidated Group as of such date.

“Non-recourse Debt” means (i) any Indebtedness incurred by any Project Financing Subsidiary to finance the acquisition, improvement, design, engineering, construction, development, completion, maintenance or operation of, or otherwise to pay costs and expenses relating to or incurred in connection with the foregoing for, any Vessel, which Indebtedness does not provide for recourse against the Borrower or any other Member of the Consolidated Group (other than to such Project Financing Subsidiary with respect to customary non-recourse exceptions, and such recourse as exists under a Performance Guaranty given for the benefit of such Project Financing Subsidiary) or any property or asset of the Borrower or any other Member of the Consolidated Group (other than equity interests of, and such Vessel and related assets of, such Project Financing Subsidiary, and such recourse as exists under a Performance Guaranty given for the benefit of such Project Financing Subsidiary) and (ii) any refinancing of such Indebtedness that does not increase the outstanding principal amount thereof (other than to pay costs incurred in connection therewith and the capitalization of any interest, fees or premium) at the time of the refinancing, increase the property subject to any Lien securing such Indebtedness, or provide for recourse against any other Member of the Consolidated Group.

“Note” has the meaning ascribed to such term in Section 2.8(d).

“Obligations” means all obligations of the Borrower (i) to pay fees, costs and expenses under this Agreement or the other Credit Documents, (ii) to pay principal and interest on all Revolving Loans, and (iii) to pay any other obligations to any Lender arising under this Agreement or the other Credit Documents, in each case including any such interest, fees or other monetary obligations accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether such interest, fees or other monetary obligations are allowed or allowable in such proceeding.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Revolving Loan or Credit Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are imposed with respect to an assignment.

“Participant” has the meaning ascribed to such term in Section 9.10(c).

“Participant Register” has the meaning specified in Section 9.10(c).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Performance Guaranties” means all Guaranties of the Borrower or any other Member of the Consolidated Group delivered in connection with the construction financing of Vessels for which firm drilling contracts have been obtained by the Borrower or any other Member of the Consolidated Group or a SPV.

“Performance Letters of Credit” means all letters of credit issued as support for Non-recourse Debt or a Performance Guaranty.

“Permitted Business” has the meaning ascribed to such term in Section 6.8.

“Permitted Jurisdiction” means any of the Cayman Islands or the United States or any State thereof (including the District of Columbia).

“Permitted Liens” means the Liens permitted as described in Section 6.11.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization or any other entity or organization, including any Governmental Authority.

“Plan” means any employee benefit pension plan (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid” means the table specifying the Applicable Commitment Fee Rates and Applicable Margins based on the Leverage Ratio from time to time in effect, as set forth on Schedule1.1-P hereto.

“Prime Rate” means the fluctuating interest rate per annum as shall be in effect from time to time equal to the rate of interest published as the prime rate by The Wall Street Journal. Any change in such rate published by The Wall Street Journal shall take effect at the opening of business on the day specified in the publication of such change.

“Project Financing Subsidiary” means any Subsidiary of the Borrower (other than any Loan Party) created for the sole purpose of incurring Non-recourse Debt to finance the acquisition, improvement, design, engineering, construction, development, completion, maintenance and operation of, or otherwise pay the costs and expenses relating to or incurred in connection with the foregoing for, any Vessel, and to conduct the business activities for which such Non-recourse Debt was incurred, provided that substantially all of the assets of such Person are comprised of such Vessel so financed.

“Purchasing Lender” has the meaning ascribed to such term in Section 2.14(e).

“Recipient” means any Lender.

“Register” has the meaning ascribed to such term in Section 9.10(b).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Replacement Lender” has the meaning ascribed to such term in Section 2.13.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time or, if the Commitments have been terminated or expired, Lenders having more than 50% of the sum of the total Revolving Credit Exposures of all Lenders at such time.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum at such time, without duplication, of such Lender’s Applicable Percentage of the Revolving Obligations.

“Revolving Loan” means each of the Loans made pursuant to Section 2.1.

“Revolving Obligations” means, at any time, the sum of the principal amount of all Revolving Loans outstanding at such time.

“Sale-Leaseback Transaction” means any arrangement whereby the Borrower or any other Member of the Consolidated Group shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided, however, Sale-Leaseback Transaction shall exclude any transaction between Members of the Consolidated Group.

“Sanctioned Country” means, at any time of determination, a country or territory that is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time of determination, (a) any Person or vessel listed in any Sanctions-related list of designated Persons published by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, or Norway, (b) any Person operating, organized, domiciled, registered or resident in a Sanctioned Country, (c) any Person or vessel owned or controlled by, or acting on behalf of, any such Person described in clause (a) or (b), or (d) any Person or vessel with which any Lender is prohibited under Sanctions relevant to it from dealing or engaging in transactions. For purposes of the foregoing, ownership or control of a Person shall be deemed to include where a Sanctioned Person (i) owns or has power to vote 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of the Person or other individuals performing similar functions for the Person, or (ii) has the power to direct or cause the direction of the management and policies of the Person, whether by ownership of equity interests, contracts or otherwise.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom, or Norway.

“Satisfactory Drilling Contract” means any drilling contract (or any letter of intent with respect thereto) with an initial term of at least six months in form and substance that is reasonably customary in the offshore drilling market, entered into by the Borrower or any Subsidiary with a Person (a) having an Investment Grade Rating (or with respect to which a letter of credit has been provided), (b) that has an established record of fulfilling payment obligations in a timely manner with Holdings, the Borrower or any of their respective Subsidiaries or (c) that is otherwise reasonably acceptable to the Lenders.

“S&P” means Standard & Poor’s Ratings Group or any successor thereto.

“SEC” means the Securities and Exchange Commission and any Governmental Authority succeeding to the regulatory jurisdiction thereof.

“Significant Subsidiary” has the meaning ascribed to it under Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended.

“Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Acquisition” means any one or more related transactions (a) pursuant to which the Borrower or any of its Subsidiaries acquires, for an aggregate principal purchase price of not less than $50,000,000, (i) the equity interests in any other Person that constitutes a Subsidiary of the Borrower after such acquisition or (ii) other property or assets (including, without limitation, a Vessel Acquisition, but other than acquisitions of equity interests of a Person, capital expenditures and acquisitions of inventory or supplies in the ordinary course of business) of, or of an operating division or business unit of, any other Person, and (b) which is designated by the Borrower (by written notice to the Lenders) as a “Specified Acquisition”.

“Specified Jurisdictions” means the Marshall Islands, Cyprus, Hungary, India and the United Kingdom.

“SPV” means any Person (excluding the Borrower) that is designated by the Borrower as a SPV, provided that the Borrower shall not designate as a SPV any Subsidiary that owns, directly or indirectly, any other Subsidiary that has total assets (including assets of any Subsidiaries of such other Subsidiary, but excluding any assets that would be eliminated in consolidation with the Borrower and its Subsidiaries) which equate to at least five percent (5%) of the Consolidated Group’s Total Assets, or that had net income (including net income of any Subsidiaries of such other Subsidiary, all before discontinued operations and income or loss resulting from extraordinary items, but excluding revenues and expenses that would be eliminated in consolidation with the Consolidated Group and excluding any loss or gain resulting from the early extinguishment of Indebtedness) during the most recently completed fiscal year of the Borrower, in excess of the greater of (i) $1,000,000, and (ii) fifteen percent (15%) of the net income (before discontinued operations and income or loss resulting from extraordinary items and excluding any loss or gain resulting from the early extinguishment of Indebtedness) for the Consolidated Group, all as determined on a consolidated basis in accordance with GAAP during such fiscal year of the Borrower. The Borrower may elect to treat any Subsidiary as a SPV (provided such Subsidiary would otherwise qualify as such), and may rescind any such prior election, by giving written notice thereof to the Lenders specifying the name of such Subsidiary or SPV, as the case may be, and the effective date of such election, which shall be a date within sixty (60) days after the date such notice is given. The election to treat a particular Person as a SPV may only be made once.

“Statutory Reserve Rate” means the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or any jurisdiction to which any Lender is subject for eurocurrency funding. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors of the Federal Reserve System. Eurocurrency Loans shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, for any Person, any other Person (other than, except in the context of Section 6.6(a), a SPV) of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the board of directors, managers, or comparable governing board or body of such other Person (irrespective of whether or not at the time stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by any such Person or by one or more of its Subsidiaries.

“Subsidiary Debt Basket Amount” has the meaning ascribed to such term in Section 6.12(i).

“Subsidiary Guaranty” means any Guaranty of any Subsidiary delivered pursuant to Section 6.12(j).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Assets” means, as of any date of determination, the aggregate book value of the assets of the Consolidated Group determined on a consolidated basis in accordance with GAAP as of such date.

“TP LLC Formation Transactions” means, collectively, the transfer to the Borrower and/or its Subsidiaries of interests in certain offshore drilling rigs, initially the rigs known as Discoverer Inspiration, Discoverer Clear Leader, and Development Driller III and of interests in drilling contracts and other related assets, together with any related transactions and agreements with Holdings and its Subsidiaries for the formation of the Borrower and its Subsidiaries and subsequent operation of the Borrower and such rigs, with the ultimate goal of completing the TP LLC IPO.

“TP LLC IPO” means the initial public offering of equity interests in the Borrower.

“Trade Date” has the meaning ascribed to such term in Section 9.10(a).

“Type”, when used in reference to any Revolving Loan or Borrowing, refers to whether the rate of interest on such Revolving Loan, or on the Revolving Loans comprising such Borrowing, is determined by reference to Adjusted LIBOR or the Alternate Base Rate.

“Unfunded Vested Liabilities” means, for any Plan or Foreign Plan at any time, the amount (if any) by which the present value of all vested nonforfeitable accrued benefits under such Plan or Foreign Plan (determined on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Plan or Foreign Plan) exceeds the fair market value of all assets of such Plan or Foreign Plan allocable to such benefits, determined as of the then most recent valuation date for such Plan or Foreign Plan, but only to the extent that such excess represents a potential liability of the Borrower or any other Member of the Consolidated Group to the PBGC or such Plan or Foreign Plan.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 3.3(f).

“Vessel” means a drill ship, offshore mobile drilling unit, offshore drilling rig, submersible rig, semi-submersible rig or other maritime drilling rig.

“Vessel Acquisition” means the acquisition by the Borrower or any Subsidiary of the Borrower, in one transaction or a series of related transactions, of one or more Vessels (whether new construction or otherwise, and whether directly or by acquiring equity interests of a Person that owns such Vessel(s)) and any related assets from a Person (other than a Subsidiary of the Borrower); provided that the aggregate consideration for such acquisition is $50,000,000 or more.

“Vessel Sale” means the sale or other disposition by the Borrower or any Subsidiary of the Borrower, in one transaction or a series of related transactions, of one or more Vessels (whether directly or by selling the equity interests of a Person that owns such Vessel(s)) and any related assets to a Person (other than the Borrower or a Subsidiary of the Borrower); provided that the aggregate consideration for such sale or other disposition is $50,000,000 or more.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and any Lender.

Section 1.2 Time of Day. Unless otherwise expressly provided, all references to time of day in this Agreement and the other Credit Documents shall be references to New York, New York time.

Section 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including intellectual property, cash, securities, accounts and contract rights, (f) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding” and (g) reference to any law, rule or regulation means such as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time.

Section 1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that if the Borrower notifies the Lenders that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if any Lender notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein (including, without limitation, Net Funded Debt and EBITDA) shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Account Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

ARTICLE 2 THE CREDIT FACILITY.

Section 2.1 Commitments for Revolving Loans. Subject to the terms and conditions hereof, each Lender severally and not jointly agrees to make one or more loans (each referred to herein as a “Loan” or “Revolving Loan”) to the Borrower from time to time prior to the Commitment Termination Date applicable to such Lender on a revolving basis in an aggregate amount not to exceed at any time outstanding an amount equal to its Commitment, subject to any increases or reductions thereof pursuant to the terms of this Agreement; provided, however, that no Lender shall be required to make any Loan if, after giving effect thereto, (i) the aggregate principal amount of the Loans of all Lenders would thereby exceed the Commitment then in effect; or (ii) the Revolving Credit Exposure of such Lender would thereby exceed its Commitment then in effect. Each Borrowing of Loans shall be made ratably from the Lenders in proportion to their respective Applicable Percentages. Loans of each Lender may be repaid, in whole or in part, and all or any portion of the principal amounts thereof reborrowed, before the Commitment Termination Date applicable to such Lender, subject to the terms and conditions hereof. Funding of Loans for any Borrowing shall be in U.S. Dollars.

Section 2.2 Types of Loans and Minimum Borrowing Amounts. Borrowings may be outstanding as either Base Rate Loans or Eurocurrency Loans, as selected by the Borrower pursuant to Section 2.3. Each Borrowing of Base Rate Loans shall be in Dollars and shall be in an amount of not less than $1,000,000; each Borrowing of Eurocurrency Loans shall be in Dollars and shall be in an amount of not less than $5,000,000 and in an integral multiple of the Borrowing Multiple.

Section 2.3 Manner of Borrowings; Continuations and Conversions of Borrowings.

(a) Notice of Borrowings. Except as otherwise permitted by each Lender, the Borrower shall give notice (i) to each Lender by no later than 12:00 P.M. New York time at least three (3) Business Days before the date on which the Borrower requests the Lenders to advance a Borrowing of Eurocurrency Loans, and (ii) to each Lender by no later than 12:00 P.M. New York time at least one (1) Business Day before the date on which the Borrower requests the Lenders to advance a Borrowing of Base Rate Loans, in each case pursuant to a duly completed Borrowing Request substantially in the form of Exhibit 2.3 (each a “Borrowing Request”) executed on behalf of the Borrower.

(b) Notice of Continuation or Conversion of Outstanding Borrowings. The Borrower may from time to time elect to change or continue the type of interest rate borne by each Borrowing or, subject to the minimum amount requirements in Section 2.2 for each outstanding Borrowing, a portion thereof, as follows: (i) if such Borrowing is of Eurocurrency Loans, on the last day of the Interest Period applicable thereto the Borrower may continue part or all of such Borrowing as Eurocurrency Loans in the same currency for an Interest Period specified by the Borrower in the applicable notice as set forth below, or if such Borrowing is denominated in Dollars, the Borrower may earlier convert part or all of such Borrowing into Base Rate Loans so long as it pays the breakage costs, expenses and funding losses provided in Section 2.11; and (ii) if such Borrowing is of Base Rate Loans, the Borrower may convert all or part of such Borrowing into Eurocurrency Loans denominated in Dollars for an Interest Period specified by the Borrower on any Business Day, in each case pursuant to notices of continuation or conversion as set forth below. The Borrower may select multiple Interest Periods for Borrowings of Eurocurrency Loans, provided, that at no time shall the number of different Interest Periods for outstanding Borrowings of Eurocurrency Loans exceed ten (10) (it being understood for such purposes that (x) Interest Periods of the same duration, but commencing on different dates, shall be counted as different Interest Periods, and (y) all Interest Periods commencing on the same date and of the same duration for Loans denominated in the same currency shall be counted as one Interest Period regardless of the number of Borrowings or Loans involved. Notices of the continuation of such Eurocurrency Loans for an additional Interest Period or of the conversion of part or all of such Eurocurrency Loans into Base Rate Loans or of such Base Rate Loans into Eurocurrency Loans denominated in Dollars must be given to each Lender by no later than 12:00 P.M. New York time at least three (3) Business Days before such continuation or conversion with respect to Eurocurrency Loans to be so continued or converted, in each case before the date of the requested continuation or conversion.

(c) Manner of Notice. The Borrower shall give such notices concerning the advance, continuation, or conversion of a Borrowing pursuant to this Section 2.3 by approved electronic communication or by facsimile transmission (which notice shall be irrevocable once given) pursuant to a Borrowing Request which shall specify the date of the requested advance, continuation or conversion (which shall be a Business Day), the amount of the requested Borrowing, whether such Borrowing is to be advanced, continued, or converted, the type of Loans to comprise such new, continued or converted Borrowing and, if such Borrowing is to be comprised of Eurocurrency Loans, the Interest Period applicable thereto. In addition, such notices with respect to Borrowings being advanced or continued in Dollars, or converted from Base Rate Loans to Eurocurrency Loans denominated in Dollars, may be given by telephone notice to any Lender, promptly confirmed in writing as provided in this Section 2.3(c). The Borrower agrees that any Lender may rely on any such approved electronic communication, facsimile transmission, or telephonic notice given by any Person it in good faith believes is an authorized representative of the Borrower without the necessity of independent investigation (and in the case of any permitted telephonic notice, if such notice conflicts with any written confirmation, such telephonic notice shall govern if such Lender has acted in reliance thereon).

(d) Notice to the Lenders. Each Lender shall give prompt notice by electronic communication or facsimile transmission to each other Lender of any notice received pursuant to this Section 2.3 relating to a Borrowing. Each Lender shall give notice to the Borrower and each other Lender by like means of the interest rate applicable to each Borrowing of Eurocurrency Loans promptly after such Lender has made such determination. In addition, each Lender may give such notice by telephone, promptly confirmed in writing as provided in this Section 2.3(d).

(e) Borrower’s Failure to Notify. If the Borrower fails to give notice pursuant to Section 2.3(a) or Section 2.3(b), as the case may be, of the continuation or conversion of any outstanding principal amount of any outstanding Borrowing of Eurocurrency Loans, and has not notified each Lender by 12:00 P.M. New York time at least three (3) Business Days before the last day of the Interest Period for any outstanding Borrowing of Eurocurrency Loans denominated in U.S. Dollars, the Borrower shall be deemed to have requested, as applicable, the continuation of such Borrowing as a Eurocurrency Loan with an Interest Period of one (1) month, in each case so long as no Event of Default shall have occurred and be continuing or would occur as a result of such Borrowing but otherwise disregarding the conditions to Borrowings set forth in Section 4.2. Upon the occurrence and during the continuance of any Event of Default, and upon notice thereof from any Lender to the Borrower (i) each Eurocurrency Loan will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan, and (ii) the obligation of the Lenders to continue Eurocurrency Loans or convert Base Rate Loans into Eurocurrency Loans shall be suspended.

(f) Conversion. If the Borrower shall elect to convert any particular Borrowing comprised of Loans denominated in Dollars pursuant to this Section 2.3 from one Type of Loan to the other Type only in part, then, from and after the date on which such conversion shall be effective, such particular Borrowing shall, for all purposes of this Agreement (including, without limitation, for purposes of subsequent application of this sentence), be deemed to instead constitute two Borrowings (each originally advanced on the same date as such particular Borrowing), one comprised of (subject to subsequent conversion in accordance with this Agreement) Eurocurrency Loans in an aggregate principal amount equal to the portion of such Borrowing so elected by the Borrower to be comprised of Eurocurrency Loans and the second comprised of (subject to subsequent conversion in accordance with this Agreement) Base Rate Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Borrower to be comprised of Base Rate Loans. If the Borrower shall elect to have multiple Interest Periods apply to any particular Borrowing comprised of Eurocurrency Loans denominated in the same currency, then, from and after the date such multiple Interest Periods commence, such particular Borrowing shall, for all purposes of this Agreement (including, without limitation, for purposes of subsequent application of this sentence), be deemed to constitute a number of separate Borrowings (each originally commencing on the same date as such particular Borrowing) equal to the number of, and corresponding to, the different Interest Periods so selected, each such deemed separate Borrowing corresponding to a particular selected Interest Period comprised of (subject to subsequent conversion in accordance with this Agreement) Eurocurrency Loans in an aggregate principal amount equal to the portion of such particular Borrowing so elected by the Borrower to have such Interest Period. This Section 2.3(f) shall be applied appropriately in the event that the Borrower shall make the elections described in the two preceding sentences at the same time with respect to the same particular Borrowing.

Section 2.4 Interest Periods. As provided in Section 2.3, at the time of each request for a Borrowing of Eurocurrency Loans, or for the continuation or conversion of any Borrowing of Eurocurrency Loans, the Borrower shall select the Interest Period(s) to be applicable to such Loans from among the available options, subject to the limitations in Section 2.3; provided, however, that:

(a) the Borrower may not select an Interest Period that extends beyond the Commitment Termination Date then applicable to any Lender;

(b) whenever the last day of any Interest Period would otherwise be a day that is not a Business Day, the last day of such Interest Period shall either be (i) extended to the next succeeding Business Day, or (ii) in the case of Eurocurrency Loans only, reduced to the immediately preceding Business Day if the next succeeding Business Day is in the next calendar month; and

(c) for purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no such numerically corresponding day in the month in which an Interest Period is to end or if an Interest Period begins on the last Business Day of a calendar month, then in the case of Eurocurrency Loans only, such Interest Period shall end on the last Business Day of the calendar month in which such Interest Period is to end.

Section 2.5 Funding of Loans. Not later than 3:00 P.M. New York time with respect to any Revolving Loan, on the date of any requested advance of a new Borrowing of Loans, each Lender, subject to all other provisions hereof, shall make available to the Borrower, in funds immediately available for the benefit of the Borrower and according to the payment instructions of the Borrower, the proceeds of each such Borrowing. No Lender shall be responsible to the Borrower for any failure by another Lender to fund its portion of a Borrowing, and no such failure by a Lender shall relieve any other Lender from its obligation, if any, to fund its portion of a Borrowing.

Section 2.6 Applicable Interest Rates and Payments.

(a) Base Rate Loans. Each Base Rate Loan shall bear interest (computed on the basis of a 365-day year or 366-day year, as the case may be, for Base Rate Loans bearing interest determined by reference to the Prime Rate, and on the basis of a 360 day year for all other Base Rate Loans, in each case for the actual days elapsed, excluding the date of repayment) on the unpaid principal amount thereof from the date such Base Rate Loan is made until maturity (whether by acceleration or otherwise) or conversion to a Eurocurrency Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the sum of the Alternate Base Rate from time to time in effect plus the Applicable Margin for Base Rate Loans. The Borrower agrees to pay such interest on each Interest Payment Date for such Base Rate Loans and at maturity (whether by acceleration or otherwise).

(b) Eurocurrency Loans. Each Eurocurrency Loan shall bear interest (computed on the basis of a 360-day year and actual days elapsed, excluding the date of repayment) on the unpaid principal amount thereof from the date such Loan is made until maturity (whether by acceleration or otherwise) or until conversion to a Base Rate Loan, at a rate per annum equal to the lesser of (i) the Highest Lawful Rate, or (ii) the sum of (x) Adjusted LIBOR, plus (y) the Applicable Margin for Eurocurrency Loans. The Borrower agrees to pay such interest on each Interest Payment Date for such Eurocurrency Loans and at maturity (whether by acceleration or otherwise) or conversion to Base Rate Loans.

(c) Rate Determinations. Each Lender shall determine each interest rate applicable to the Loans hereunder insofar as such interest rate involves a determination of the Alternate Base Rate, Adjusted LIBOR, or LIBO Rate, or any applicable default rate pursuant to Section 2.7, and such determination shall be conclusive and binding except in the case of such Lender’s manifest error or willful misconduct. Each Lender shall promptly give notice to the Borrower of each determination of Adjusted LIBOR with respect to each Eurocurrency Borrowing.

Section 2.7 Default Rate. If any payment of principal or interest on any Loan is not made when due after the expiration of the grace period therefor provided in Section 7.1(a) (whether by acceleration or otherwise), such principal or interest amount shall bear interest (computed on the basis of a year of 360, 365 or 366 days, as applicable, and actual days elapsed) after any such grace period expires until such amount then due is paid in full, which the Borrower agrees to pay on demand, at a rate per annum equal to:

(a) for any Base Rate Loan, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of (x) two percent (2%) per annum, plus (y) the rate of interest in effect on such Base Rate Loan as otherwise provided in Section 2.6(a); and

(b) for any Eurocurrency Loan, the lesser of (i) the Highest Lawful Rate, or (ii) the sum of (x) two percent (2%) per annum, plus (y) the rate of interest in effect on such Eurocurrency Loan as otherwise provided in Section 2.6(b) at the time of such default until the end of the Interest Period for such Eurocurrency Loan and, thereafter, at a rate per annum pursuant to this clause (y) equal to the rate of interest as otherwise provided in Section 2.6(a).

It is the intention of the Lenders to conform strictly to usury laws applicable to them. Accordingly, if the transactions contemplated hereby or any Loan or other Obligation would be usurious as to any of the Lenders under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement, the Notes or any other Credit Document), then, in that event, notwithstanding anything to the contrary in this Agreement, the Notes or any other Credit Document, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under laws applicable to such Lender that is contracted for, taken, reserved, charged or received by such Lender under this Agreement, the Notes or any other Credit Document or otherwise shall under no circumstances exceed the Highest Lawful Rate, and any excess shall be credited by such Lender on the principal amount of the Loans; and (ii) in the event that the maturity of the Loans is accelerated by reason of an election of the holder or holders thereof resulting from any Event of Default hereunder or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under laws applicable to such Lender may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement, the Notes, any other Credit Document or otherwise shall be automatically canceled by such Lender as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by such Lender on the principal amount of the Loans (or if the principal amount of the Loans shall have been paid in full, refunded by such Lender to the Borrower).

Section 2.8 Repayment of Loans; Evidence of Debt.

(a) Repayment of Loans. The Borrower hereby promises to pay to each Lender, on the Commitment Termination Date for such Lender, the unpaid amount of each Loan then outstanding and owed to such Lender.

(b) Record of Loans by Lenders. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and accrued interest payable and paid to such Lender from time to time hereunder.

(c) Evidence of Obligations. The entries made in the accounts maintained pursuant to Section 2.8(b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(d) Notes. The Loans outstanding to the Borrower from each Lender shall, at the written request of such Lender, be evidenced by a promissory note of the Borrower payable to such Lender in the form of Exhibit 2.8 (Master Note) or, if such Lender so requests in writing, by one or more individual promissory notes of the Borrower in similar form (each a “Note”). The Borrower agrees to execute and deliver to each Lender requesting one or more promissory notes as aforesaid, an original of each such promissory note, appropriately completed, to evidence the respective Loans made by such Lender hereunder, within ten (10) Business Days after the Borrower receives a written request therefor.

(e) Recording of Loans and Payments on Notes. Each holder of a Note shall record on its books and records or on a schedule to its appropriate Note (and prior to any transfer of any Note shall endorse thereon or on schedules forming a part thereof appropriate notations to evidence) the amount of each Loan outstanding from it to the Borrower evidenced by such Note, all payments of principal and interest and the principal balance from time to time outstanding thereon, the type of such Loan and, if a Eurocurrency Loan the Interest Period and interest rate applicable thereto. Such record, whether shown on the books and records of a holder of a Note or on a schedule to its Note, shall be prima facie evidence as to all such matters; provided, however, that the failure of any holder to record any of the foregoing or any error in any such record shall not limit or otherwise affect the obligation of the Borrower to repay all Loans outstanding to it hereunder together with accrued interest thereon. At the request of any holder of a Note and upon such holder tendering to the Borrower the Note to be replaced, the Borrower shall furnish a new Note to such holder to replace any outstanding Note and at such time the first notation appearing on the schedule on the reverse side of, or attached to, such new Note shall set forth the aggregate unpaid principal amount of all Loans evidenced by such Note, if any, then outstanding thereon.

Section 2.9 Optional Prepayments. The Borrower shall have the privilege of prepaying any Base Rate Borrowing without premium or penalty at any time in whole or at any time and from time to time in part (but, if in part, then in an amount which is equal to or greater than $1,000,000); provided, however, that the Borrower shall have given notice of such prepayment to the Lenders no later than 12:00 P.M. on the date of such prepayment. The Borrower shall have the privilege of prepaying any Eurocurrency Borrowing (a) without premium or penalty in whole or in part (but, if in part, then in an amount which is equal to or greater than $5,000,000 and in an integral multiple of the Borrowing Multiple or such smaller amount as needed to prepay a particular Borrowing in full) only on the last Business Day of an Interest Period for such Borrowing, and (b) at any other time without premium or penalty except for the breakage costs, expenses and funding losses that are required to be paid pursuant to Section 2.11; provided, however, that the Borrower shall have given notice of such prepayment to the Lenders no later than 12:00 P.M. at least three (3) Business Days before the last Business Day of such Interest Period or the proposed prepayment date. Any such prepayments shall be made by the payment of the principal amount to be prepaid and accrued and unpaid interest thereon to the date of such prepayment. Unless otherwise specified in writing by the Borrower, optional prepayments shall be applied first, to the Loans, and second to any other Obligations then outstanding.

Section 2.10 Mandatory Prepayments of Loans. In the event and on each occasion that the aggregate principal amount of outstanding Loans exceeds the Commitment then in effect, the Borrower shall promptly prepay Borrowings in an aggregate amount sufficient to eliminate such excess. Immediately upon determining the need to make any such prepayment, the Borrower shall notify the Lenders of such required prepayment and of the identity of the particular Borrowings being prepaid. If any Lender shall notify the Borrower that such Lender has determined that any prepayment is required under this Section 2.10, the Borrower shall make such prepayment no later than the second Business Day following such notice. Any mandatory prepayment pursuant hereto shall not be limited by the notice provision for prepayments set forth in Section 2.9. Each such prepayment shall be accompanied by a payment of all accrued and unpaid interest on the Loans prepaid and any applicable breakage costs, expenses and funding losses pursuant to Section 2.11.

Section 2.11 Breakage Costs. If any Lender incurs any cost, expense or loss (excluding loss of anticipated profits and other indirect or consequential damages) by reason of the liquidation or re-employment of deposits or other funds acquired by such Lender to fund or maintain any Eurocurrency Loan as a result of any of the following events (other than any such occurrence as a result of a change of circumstance described in Section 8.1):

(a) any payment, prepayment or conversion of any such Loan on a date other than the last day of its Interest Period (whether by acceleration, mandatory prepayment or otherwise);

(b) any failure to make a principal payment of any such Loan on the due date therefor;

(c) any failure by the Borrower to borrow, continue or prepay, or convert to, any such Loan on the date specified in a notice given pursuant to Section 2.3 (other than by reason of a default of such Lender); or

(d) any assignment of such Eurocurrency Loan that is required by the Borrower pursuant to Section 2.13;

then the Borrower shall pay to such Lender such amount as will reimburse such Lender for such loss, cost or expense. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) with respect to a Eurocurrency Loan, the amount of interest which would have accrued on the principal amount of such Eurocurrency Loan had such event not occurred, at the LIBO Rate that would have been applicable to such Eurocurrency Loan (excluding, for the avoidance of doubt, the Applicable Margin for such Eurocurrency Loan), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurocurrency Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or European interbank market. If any Lender makes such a claim for compensation, it shall provide to the Borrower a certificate executed by an officer of such Lender setting forth the amount of such loss, cost or expense in reasonable detail (including an explanation of the basis for and the computation of such loss, cost or expense) no later than ninety (90) days after the event giving rise to the claim for compensation, and the amounts shown on such certificate shall be prima facie evidence of such Lender’s entitlement thereto. Within ten (10) days of receipt of such certificate, the Borrower shall pay directly to such Lender such amount as will compensate such Lender for such loss, cost or expense as provided herein, unless such Lender has failed to timely give notice to the Borrower of such claim for compensation as provided herein, in which event the Borrower shall not have any obligation to pay such claim.

Section 2.12 Commitment Reductions and Terminations. The Borrower shall have the right at any time and from time to time, upon three (3) Business Days’ prior and irrevocable written notice to the Lenders, to terminate or reduce the Commitments without premium or penalty, in whole or in part, with any partial reduction (i) to be in an amount not less than $5,000,000 as determined by the Borrower and in integral multiples of $5,000,000 and (ii) as to the Commitments to be allocated ratably among the Lenders in proportion to their respective Commitments; provided, that the Commitment may not be reduced to an amount less than the sum of the aggregate principal amount of outstanding Loans, after giving effect to payments on such proposed termination or reduction date. Any termination of Commitments pursuant to this Section 2.12 is permanent and may not be reinstated.

Section 2.13 Extensions of Commitment Termination Date. No earlier than 90 days and at least 30 days prior to any anniversary of the Closing Date, the Borrower may (but in no event on more than two occasions during the term of this Agreement), by written notice to the Lenders, request that the Commitment Termination Date then in effect be extended for a one-year period. If a Lender agrees, in its individual and sole discretion, to so extend its Commitment (an “Extending Lender”), it shall deliver to the Borrower a written notice of its agreement to do so no earlier than 60 days, but not later than 30 days, prior to such anniversary date (and such agreement shall be irrevocable until such anniversary date). The Commitment of any Lender that declines or fails to accept or respond to the Borrower’s request for extension of the Commitment Termination Date (a “Declining Lender”) shall be terminated on the Commitment Termination Date then in effect for such Lender (without regard to any extension by other Lenders), and on such Commitment Termination Date the Borrower shall pay in full the unpaid principal amount of all Revolving Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement. The Borrower shall promptly notify each Extending Lender of the aggregate Commitments of the Declining Lenders. Each Extending Lender may offer to increase its respective Commitment by an aggregate amount up to the aggregate amount of the Declining Lenders’ Commitments and such Extending Lender shall deliver to the Borrower a notice of its offer to so increase its Commitment no later than 15 days prior to such anniversary date (and such offer shall be irrevocable until such anniversary date). To the extent the aggregate amount of extended Commitments is less than the aggregate amount of Commitments so requested to be extended pursuant to the foregoing, the Borrower shall have the right to require any Declining Lender to (and any such Declining Lender shall) assign in full its rights and obligations under this Agreement to one or more Eligible Assignees (which may be, but need not be, one or more of the existing Lenders) which at the time agree to, in the case of any such Person that is an existing Lender, increase its Commitment and in the case of any other such Person (a “Replacement Lender”) become a party to this Agreement; provided that (i) such assignment is otherwise in compliance with Section 9.10(a), (ii) such Declining Lender receives payment in full of the unpaid principal amount of all Revolving Loans owing to such Declining Lender, together with all accrued and unpaid interest thereon and all fees accrued and unpaid under this Agreement to the date of such payment of principal and all other amounts due to such Declining Lender under this Agreement and (iii) any such assignment shall be effective on the date on or before such anniversary date as may be specified by the Borrower and agreed to by the Replacement Lenders or the Extending Lenders, as the case may be. If, but only if, Extending Lenders and Replacement Lenders have agreed to provide Commitments in an aggregate amount greater than 50% of the aggregate amount of the Commitments outstanding immediately prior to such anniversary date, the Commitment Termination Date of such Extending Lenders and Replacement Lenders shall be extended by one year.

Section 2.14 Increase in Commitment.

(a) The Borrower may, at any time prior to the Commitment Termination Date, by notice to the Lenders, request that the amount of the Commitment be increased by an amount of $25,000,000 or an integral multiple of $25,000,000 above such amount (each a “Commitment Increase”) to be effective as of a date that is at least 90 days prior to the earliest scheduled Commitment Termination Date then in effect (the “Increase Date”) as specified in the related notice to the Lenders; provided, however, that (i) in no event shall the aggregate amount of Commitment Increases pursuant to this Section 2.14 exceed $200,000,000, and (ii) on the proposed Increase Date for each requested Commitment Increase, the conditions set forth in Section 4.2(b) and (c) for a Borrowing on the Increase Date shall be satisfied, both before and after giving effect to such Commitment Increase.

(b) Each notice from the Borrower to the Lenders requesting a Commitment Increase shall include (i) the proposed amount of such requested Commitment Increase, (ii) the proposed Increase Date and (iii) the date by which Lenders wishing to participate in the Commitment Increase must commit to an increase in the amount of their respective Commitments (the “Commitment Date”). Each Lender that is willing to participate in such requested Commitment Increase (each an “Increasing Lender”) shall, in its sole discretion, give written notice to the Borrower on or prior to the Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify the Borrower that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of the requested Commitment Increase, the requested Commitment Increase shall be allocated among the Lenders willing to participate therein in such amounts as are agreed between the Borrower and the Lenders.

(c) If the aggregate amount by which the Lenders are willing to participate in any requested Commitment Increase on any such Commitment Date is less than the requested Commitment Increase, then the Borrower may extend offers to one or more Eligible Assignees to participate in any portion of the requested Commitment Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or an integral multiple of $5,000,000 above such amount.

(d) On each Increase Date, each Eligible Assignee that accepts an offer to participate in a requested Commitment Increase (each such Eligible Assignee, an “Additional Lender”) shall become a Lender party to this Agreement as of such Increase Date, and the Commitment of each Increasing Lender for such requested Commitment Increase shall be increased by the amount approved for such Increasing Lender (or by the amount allocated to such Lender pursuant to Section 2.14(b)) as of such Increase Date; provided, that each Increasing Lender and Additional Lender shall have received on or before such Increase Date the following, each dated as of such date and in form and substance satisfactory to such Increasing Lender(s) and Additional Lender(s):

(i)	(A) certified copies of resolutions of the board of directors of the Borrower (or other appropriate governing body with comparable authority) approving the Commitment Increase, and (B) a certificate of the President, a Vice President or the Chief Financial Officer of the Borrower as to the satisfaction of the conditions set forth in Section 4.2(b) and (c) as of the date of, and after giving effect to, such Commitment Increase;

(ii)	an assumption or joinder agreement from each Additional Lender, if any, in form and substance satisfactory to the Borrower and such Additional Lender (each an “Assumption Agreement”), duly executed by such Additional Lender and the Borrower; and

(iii)	confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower.

On each Increase Date, upon fulfillment of the conditions set forth in the immediately preceding sentence of this Section 2.14(d), the Increasing Lenders and Additional Lender(s), as applicable, shall notify the Lenders and the Borrower, on or before 1:00 P.M. (New York City time), by facsimile or other electronic means, of the occurrence of the Commitment Increase to be effected on such Increase Date, shall record in the Register the relevant information with respect to each Increasing Lender and each Additional

Lender on such date, and shall revise and distribute to the Lenders and the Borrower a new Schedule 1.1-C to reflect the Commitments and Applicable Percentages of all Lenders (including any Additional Lenders) after giving effect to such Commitment Increase. Upon the effectiveness of such Commitment Increase, the Commitments of each of the Lenders (including any Additional Lenders), and the outstanding amount of all Revolving Loans shall be reallocated among such Lenders in accordance with such Commitments and Applicable Percentages.

(e) In order to effect the reallocations described in Section 2.14(d), each Additional Lender and each Increasing Lender (each a “Purchasing Lender”) shall be deemed to have purchased the rights, title and interest in, and all obligations in respect of, a pro rata portion of the Applicable Percentages and/or Commitments and outstanding Revolving Loans, as applicable, of the other Lenders, so that the Commitments and Applicable Percentages of all Lenders (including any Additional Lenders) will be as set forth on the revised Schedule 1.1-C. Such purchases shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment Agreements without the payment of any related assignment fees and, except for any new or replacement Notes to be provided to any Purchasing Lenders in the principal amounts of their respective Commitments, no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived). The Lenders shall make cash settlements among themselves with respect to such reallocations and assignments. To the extent such reallocations and payments to Lenders in respect of Revolving Loans on the Increase Date result in losses, costs or expenses to such Lenders of the types subject to reimbursement by the Borrower pursuant to Section 2.11, the Borrower shall promptly pay such amounts to the affected Lenders.

ARTICLE 3 FEES AND PAYMENTS.

Section 3.1 Fees.

(a) Commitment Fees. The Borrower agrees to pay to each Lender a commitment fee, which shall accrue at the Applicable Commitment Fee Rate on the daily unused amount of the Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which such Lender’s Commitment terminates pursuant to the terms of this Agreement. Accrued commitment fees shall be payable in arrears on the third (3rd) Business Day following the last calendar day of March, June, September and December of each year, commencing on the third (3rd) Business Day following [            ], 2014 (with the payment due on such initial payment date to be calculated for the period commencing on the Effective Date and ending on [            ], 2014), on the date(s) on which such Lender’s Commitment shall have terminated, and on the Maturity Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) Payment of Fees. All fees payable under this Section 3.1 shall be paid on the dates due, in immediately available funds, to the applicable Lenders.

Section 3.2 Place and Application of Payments.

(a) All payments of principal of and interest on the Revolving Loans, and all fees and other amounts payable by the Borrower under the Credit Documents shall be made by the Borrower to the applicable Lenders, without defense, setoff or counterclaim, free of any restriction or condition, in immediately available funds on the due date thereof, no later than 2:00 P.M. in such location as such Lender may designate in writing to the Borrower. Any payments received by a Lender from the Borrower after the time specified in the preceding sentence shall be deemed to have been received on the next Business Day.

Section 3.3 Withholding Taxes.

(a) Defined Terms. For purposes of this Section 3.3, the term “applicable law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in good faith by an applicable Withholding Agent) requires deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.3), the applicable Recipient receives an amount equal to the sum it would have received had not such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of any Lender timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within 15 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.3) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 3.3, the Borrower or such other Loan Party shall deliver to the Lenders the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Lenders.

(f) Status of Lenders.

(i)

Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)	Without limiting the generality of the foregoing, in the event that the Borrower is or becomes a U.S. Person,

(A)	any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit 3.3-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-2 or Exhibit 3.3-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-4 on behalf of each such direct and indirect partner;

(C)	any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D)	if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.3 (including by the payment of additional amounts pursuant to this Section 3.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.3 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.3(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.3(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.3(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.3(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.3 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

ARTICLE 4 CONDITIONS PRECEDENT.

Section 4.1 Conditions for Effectiveness. This Agreement shall become effective, and the obligation of each Lender to advance any initial Revolving Loans, shall only take effect, on the date (the “Effective Date”) on which each of the following conditions has been satisfied (or waived in accordance with Section 9.11):

(a) The Lender shall have received counterparts of this Agreement duly executed (including by facsimile or other electronic means) by all parties to this Agreement.

(b) The Lender shall have received evidence that, substantially concurrently with the Effective Date, the TP LLC IPO shall occur.

(c) Each of the representations and warranties of the Loan Parties set forth herein and in the other Credit Documents shall be true and correct in all material respects as of the Effective Date, except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date.

(d) No Default or Event of Default shall have occurred and be continuing.

(e) Payment of all fees and all expenses incurred through the Effective Date then due and owing to the Lenders pursuant to this Agreement, and as otherwise agreed in writing by the Borrower.

(f) Each Lender that is organized under the laws of any jurisdiction other than the United States of America or any State thereof shall have delivered to the Borrower any applicable forms as described in Section 3.3(f) or clause (i) of Section 9.10(e).

Section 4.2 Conditions for All Borrowings. The obligation of each Lender to make any advance of any Borrowing is subject to satisfaction of the following conditions precedent (but subject to Section 2.3(c)):

(a) Notices. The Lender shall have received the Borrowing Request required by the first sentence of Section 2.3(a);

(b) Warranties True and Correct. In the case of any advance of any Borrowing, each of the representations and warranties of the Borrower and the other Loan Parties set forth herein (other than, in the case of any such Borrowing, issuance or increase occurring after the Effective Date, the representations and warranties set forth in Sections 5.4 and 5.9) and in the other Credit Documents (other than, in the case of any such Borrowing, issuance, increase or extension occurring after the Effective Date, those that relate to the representations and warranties set forth in Sections 5.4 and 5.9) shall be true and correct in all material respects (except any such representation or warranty that is qualified or limited by its terms by materiality, in which case such representation or warranty shall be true and correct) as of the time of such Borrowing, except as a result of the transactions permitted hereunder or thereunder, and except to the extent that any such representation or warranty relates solely to an earlier date, in which case it shall have been true and correct in all material respects as of such earlier date;

(c) No Default. No Default or Event of Default shall have occurred and be continuing or would occur as a result of any such Borrowing; and

(d) Regulations T, U and X. Such Borrowing or other extension of credit shall not result in the Borrower or any Lender being in non-compliance with or in violation of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

Each acceptance by the Borrower of the proceeds of any Borrowing shall be deemed to be a representation and warranty by the Borrower on the date of such acceptance, that all conditions precedent to such Borrowing set forth in this Section 4.2 (and in Section 4.1 with respect to any initial Borrowing) have, except to the extent waived in accordance with the terms hereof, been satisfied or fulfilled, unless the Borrower gives to the Lenders written notice to the contrary, in which case none of the Lenders shall be required to fund such Borrowing, unless the Required Lenders shall have previously waived in writing such non-compliance.

ARTICLE 5 REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to each Lender as follows:

Section 5.1 Corporate Organization. The Borrower and each other material Member of the Consolidated Group: (i) is duly organized and existing in good standing under the laws of the jurisdiction of its organization or registration (as the case may be); (ii) has all necessary organizational power and authority to own the property and assets it uses in its business and otherwise to carry on its present business; and (iii) is duly licensed or qualified and in good standing in each jurisdiction in which the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing, as the case may be, would not have a Material Adverse Effect.

Section 5.2 Power and Authority; Validity. Each of the Borrower and the other Loan Parties has the organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary company action to authorize the execution, delivery and performance of such Credit Documents. Each of the Borrower and the other Loan Parties has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of the Borrower or such other Loan Party, as the case may be, enforceable against it in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles.

Section 5.3 No Violation. Neither the execution, delivery or performance by the Borrower or the other Loan Parties of the Credit Documents to which it is a party nor compliance by it with the terms and provisions thereof, nor the consummation by it of the transactions contemplated herein or therein, will (i) contravene in any material respect any applicable provision of any law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any term, covenant, condition or other provision of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien, other than any Permitted Lien, upon any of the property or assets of the Borrower or any other Member of the Consolidated Group, the terms of any material contractual obligation to which the Borrower or any other Member of the Consolidated Group is a party or by which they or any of their properties or assets are bound or to which they may be subject, or (iii) violate or conflict with any provision of the memorandum of association and articles of association, charter, articles or certificate of incorporation, partnership or limited liability company agreement, by-laws, or other applicable governance documents of the Borrower or any other Member of the Consolidated Group.

Section 5.4 Litigation. Except as may be described in the Borrower’s Registration Statement on Form S-1 (No. 333-196958) or in any filing of Holdings with the SEC prior to the Effective Date (the matters set forth therein being collectively referred to as the “Disclosed Matters”), there are no actions, suits, proceedings or counterclaims (including, without limitation, derivative or injunctive actions) pending or, to the knowledge of the Borrower, threatened against the Borrower or any other Member of the Consolidated Group that are reasonably likely to have a Material Adverse Effect.

Section 5.5 Use of Proceeds; Margin Regulations.

(a) Use of Proceeds. The proceeds of the Revolving Loans have been and are only being used for permitted investments and future acquisitions, capital expenditures, working capital and other general corporate purposes of the Consolidated Group, and none of such proceeds have been or are being used for any purpose contrary to the provisions of Section 6.9.

(b) Margin Stock. None of the Borrower nor any other Member of the Consolidated Group is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock. No proceeds of the Revolving Loans will be used for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System. After application of the proceeds of the Revolving Loans, and any acquisitions permitted hereunder, less than 25% of the assets of the Borrower and the other Members of the Consolidated Group consists of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

Section 5.6 Investment Company Act. None of the Borrower nor any other Member of the Consolidated Group is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.7 True and Complete Disclosure. All factual information (taken as a whole, and excluding information of a general economic or industry nature) furnished by the Borrower or any other Member of the Consolidated Group in writing to any Lender in connection with any Credit Document or any transactions contemplated in any of the foregoing, did not, as of the date such information was furnished (or, if such information expressly related to a specific date, as of such specific date), contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein (taken as a whole), in light of the circumstances under which such information was furnished, not materially misleading, except for such statements, if any, as have been updated, corrected, supplemented, superseded or modified pursuant to a written correction or supplement furnished to such Lenders prior to the Effective Date.

Section 5.8 Financial Statements. The financial statements of the Borrower’s accounting predecessor heretofore delivered to the Lenders for its fiscal year ended December 31, 2013, and for its fiscal quarter and year-to-date period ended March 31, 2014, have been prepared in accordance with GAAP applied on a basis consistent, except as otherwise noted therein, in accordance with GAAP, with the Borrower’s accounting predecessor’s financial statements for the previous fiscal year. Such annual and quarterly financial statements fairly present in all material respects on a combined basis the financial position of the Borrower as of the dates thereof, and the results of operations for the periods indicated, subject in the case of interim financial statements to normal year-end audit adjustments and omission of certain footnotes (as permitted by the SEC). As of the Effective Date, the Borrower and its Subsidiaries, considered as a whole, had no material contingent liabilities or material Indebtedness required under GAAP to be disclosed in a consolidated balance sheet of the Borrower that were not included in the financial statements referred to in this Section 5.8 or disclosed in the notes thereto or in writing to the Lenders unless otherwise permitted under this Agreement.

Section 5.9 No Material Adverse Change. Except for the Disclosed Matters, there has not occurred since December 31, 2013, any events, changes, developments or conditions, singly or in the aggregate, that have had or could reasonably be expected to have a Material Adverse Effect.

Section 5.10 Taxes. The Borrower and all other Members of the Consolidated Group have filed all material tax returns required to be filed, whether in the United States or in any foreign jurisdiction, and have paid all Taxes shown to be due and payable on such returns or on any assessments made against the Borrower or such other Members of the Consolidated Group or any of their properties, other than any such assessments, fees, charges or levies (i) that are not more than ninety (90) days past due, or which can thereafter be paid without penalty, (ii) which are being contested in good faith by appropriate proceedings and for which reserves have been provided in conformity with GAAP, or (iii) which the failure to pay could not reasonably be expected to have a Material Adverse Effect.

Section 5.11 Consents. On the Effective Date, all material consents and approvals of, and filings and registrations with, and all other actions of, all governmental agencies, authorities or instrumentalities required to have been obtained or made by the Borrower in order for the Borrower to obtain the Revolving Loans hereunder have been or will have been obtained or made and are or will be in full force and effect.

Section 5.12 Insurance. The Borrower and all other material Members of the Consolidated Group maintain in effect, with responsible insurance companies, including captive insurance companies, or through self-insurance, insurance against any loss or damage as to all insurable property and assets owned by it and as to its operations (other than business interruption insurance) and related liabilities, which insurance is of a character and in or in excess of such amounts as are customarily maintained by companies similarly situated and owning like property or assets or conducting like operations (subject to self-insured retentions and deductibles), and insurance with respect to employers’ and public and product liability risks (subject to self-insured retentions and deductibles).

Section 5.13 Intellectual Property. The Borrower and all other Members of the Consolidated Group own or hold valid licenses to use all the patents, trademarks, permits, service marks, and trade names that are necessary to the operation of the business of the Borrower and all other Members of the Consolidated Group as presently conducted, except where the failure to own, or hold valid licenses to use, such patents, trademarks, permits, service marks, and trade names could not reasonably be expected to have a Material Adverse Effect.

Section 5.14 Ownership of Property. The Borrower and all other Members of the Consolidated Group have good title to or a valid leasehold interest in all of their real property and good title to, or a valid leasehold interest in, all of their other property, subject to no Liens except Permitted Liens, except where the failure to have such title or leasehold interest in such property could not reasonably be expected to have a Material Adverse Effect.

Section 5.15 Employee Benefit Plans.

(a) The Borrower, each other Member of the Consolidated Group and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Code and the regulations and published interpretations thereunder with respect to each Plan, and have performed all their respective obligations under each Plan, except for any such non-compliance or non-performance which could not reasonably be expected to result in a Material Adverse Effect. No liability to the PBGC (other than required premium payments), the IRS, any Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by the Borrower or any other Member of the Consolidated Group or any of their ERISA Affiliates with respect to any Plan, except for any such liability which could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to result in a Material Adverse Effect. No Plan has Unfunded Vested Liabilities which could reasonably be expected to result in a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan, the potential liability of the Borrower and the other Members of the Consolidated Group and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all other Multiemployer Plans, based on information available pursuant to Section 101(l) of ERISA, could not reasonably be expected to result in a Material Adverse Effect. The Borrower and each other Member of the Consolidated Group and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except for any such non-compliance which could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower and each other Member of the Consolidated Group are in compliance with all applicable laws and regulations with respect to each Foreign Plan, and have performed all of their respective obligations thereunder, except for any such non-compliance or non-performance which could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, no Foreign Plan has Unfunded Vested Liabilities that could reasonably be expected to result in a Material Adverse Effect.

Section 5.16 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect and enforces policies and procedures intended to ensure material compliance by the Borrower and all other Members of the Consolidated Group, together with their respective officers, directors, employees and agents, with Anti-Corruption Laws and all applicable Sanctions. The Borrower and all other Members of the Consolidated Group and, to the Borrower’s knowledge, their respective officers, employees, directors, representatives and agents that will act in any capacity in connection with or benefit from the credit facility established hereby, are in material compliance with Anti-Corruption Laws and all applicable Sanctions in all material respects. None of the Borrower or any other Member of the Consolidated Group nor, to the Borrower’s knowledge, any of their respective officers, directors, employees, representatives or agents that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowings or any proceeds thereof will be used directly or, to the Borrower’s knowledge, indirectly, to finance activities or business of or with any Sanctioned Person or in any Sanctioned Country, or otherwise in a manner that would result in the violation of Anti-Corruption Laws or any Sanctions applicable to any Member of the Consolidated Group or, to the Borrower’s knowledge, relevant to any of the Lenders.

Section 5.17 Compliance with Certain Laws. Each of the Borrower and the other Members of the Consolidated Group are in material compliance with all laws, regulations, and orders of any Governmental Authorities applicable to it or its properties or operations, except where (i) any such non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, or (ii) the Borrower or such Member of the Consolidated Group is contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor as applicable. Without limiting the foregoing, the Borrower and each other Member of the Consolidated Group is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, or any comparable legislation, regulations or orders adopted or issued by any Governmental Authority of the European Union, as if such statute, regulations, legislation, or order applied in full to the Borrower and each other Member of the Consolidated Group, and (ii) the Patriot Act and its implementing regulations as if such statute and regulations applied in full to the Borrower and each other Member of the Consolidated Group.

Section 5.18 Solvency. The Borrower is, and after giving effect to the obligations of the Borrower under this Agreement and the other Credit Documents, will be and will continue to be, when taken together with the other Members of the Consolidated Group, Solvent.

ARTICLE 6 COVENANTS.

The Borrower covenants and agrees that, so long as any Revolving Loan, Note or Commitment is outstanding hereunder, or any other Obligation is due and payable hereunder:

Section 6.1 Corporate Existence. Each of the Borrower and all other material Members of the Consolidated Group will preserve and maintain its organizational existence, except (i) for the dissolution of any material Subsidiaries of the Borrower whose assets are transferred to the Borrower or any of its Subsidiaries, (ii) for mergers or other business combinations permitted under Section 6.10, and mergers or other business combinations of any Subsidiary of the Borrower with or into the Borrower or another Subsidiary of the Borrower, (iii) where the failure to preserve, renew or keep in full force and effect the existence of any Subsidiary of the Borrower could not reasonably be expected to have a Material Adverse Effect, (iv) in connection with the sale, lease, transfer or other disposition of assets (or equity interests) not otherwise prohibited by this Agreement or (v) as otherwise expressly permitted in this Agreement.

Section 6.2 Maintenance. Each of the Borrower and all other material Members of the Consolidated Group will maintain, preserve and keep its properties and equipment necessary to the proper conduct of its business in reasonably good repair, working order and condition (normal wear and tear excepted) and will from time to time make all reasonably necessary repairs, renewals, replacements, additions and betterments thereto so that at all times such properties and equipment are reasonably preserved and maintained, in each case with such exceptions as could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.2 shall prevent the Borrower or any other material Members of the Consolidated Group from discontinuing the operation or maintenance of any such properties or equipment if such discontinuance is, in the reasonable judgment of the Borrower or any other material Members of the Consolidated Group, as applicable, desirable in the conduct of its business.

Section 6.3 Taxes. Each of the Borrower and the other Members of the Consolidated Group will duly pay and discharge all Taxes upon or against it or its properties within ninety (90) days after becoming due or, if later, prior to the date on which penalties are imposed for such unpaid Taxes, unless and to the extent that (i) the same is being contested in good faith and by appropriate proceedings and reserves have been established in conformity with GAAP, or (ii) the failure to effect such payment or discharge could not reasonably be expected to have a Material Adverse Effect.

Section 6.4 ERISA. Each of the Borrower and the other Members of the Consolidated Group will timely pay and discharge all obligations and liabilities arising under ERISA or otherwise with respect to each Plan or Foreign Plan of a character which if unpaid or unperformed might result in the imposition of a material Lien against any properties or assets of the Borrower or any other material Member of the Consolidated Group, and will promptly notify the Lenders upon an officer of the Borrower becoming aware thereof, of (i) the occurrence of any reportable event (as defined in ERISA) relating to a Plan (other than a Multiemployer Plan) so long as the event thereunder could reasonably be expected to have a Material Adverse Effect, other than any such event with respect to which the PBGC has waived notice by regulation; (ii) receipt of any notice from PBGC of its intention to seek termination of any Plan or Multiemployer Plan or appointment of a trustee therefor; (iii) the intention of the Borrower or any other Member of the Consolidated Group to terminate or withdraw from any Plan if such termination or withdrawal would result in liability under Title IV of ERISA, unless such termination or withdrawal could not reasonably be expected to have a Material Adverse Effect; and (iv) the receipt by the Borrower or any other Members of the Consolidated Group of notice of the occurrence of any event that could reasonably be expected to result in the incurrence of any liability (other than routine claims for benefits), fine or penalty to the Borrower or any other Members of the Consolidated Group, or any plan amendment that could reasonably be expected to increase the contingent liability of the Borrower and any other Members of the Consolidated Group, taken as a whole, in either case in connection with any post-retirement benefit under a welfare plan (subject to ERISA), unless such event or amendment could not reasonably be expected to have a Material Adverse Effect. The Borrower will also promptly notify the Lenders of (i) any material contributions to any Foreign Plan that have not been made by the required due date for such contribution if such default could reasonably be expected to have a Material Adverse Effect; (ii) any Foreign Plan that is not funded to the extent required by the law of the jurisdiction whose law governs such Foreign Plan based on the actuarial assumptions reasonably used at any time if such underfunding (together with any penalties likely to result therefrom) could reasonably be expected to have a Material Adverse Effect, and (iii) any material change anticipated to any Foreign Plan that could reasonably be expected to have a Material Adverse Effect.

Section 6.5 Insurance. Each of the Borrower and all other material Members of the Consolidated Group will maintain or cause to be maintained, with responsible insurance companies, including captive insurance companies, or through self-insurance, insurance as to its operations (other than business interruption insurance) and related liabilities, and against any loss or damage to all insurable property and assets owned by it, such insurance to be of a character and in or in excess of such amounts as are customarily maintained by companies similarly situated and conducting like operations or owning like property or assets (subject to self-insured retentions and deductibles) and will (subject to self-insured retentions and deductibles) maintain or cause to be maintained insurance with respect to employers’ and public and product liability risks.

Section 6.6 Financial Reports and Other Information.

(a) Periodic Financial Statements and Other Documents. The Borrower, the other Members of the Consolidated Group, and any SPVs will maintain a system of accounting in such manner as will enable preparation of financial statements in accordance with GAAP and will furnish to the Lenders and their respective authorized representatives such information about the business and financial condition of the Borrower, the other Members of the Consolidated Group and any SPVs as any Lender may reasonably request; and, without any request, will furnish to the Lenders:

(i) not later than the earlier of (x) sixty (60) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower and (y) five (5) days after the date the Borrower is required to file (taking into account any extensions of time contemplated by Rule 12b-25 under the Securities Exchange Act of 1934, as amended) with the SEC its report on Form 10-Q with respect to each of such fiscal quarters, the consolidated balance sheet of the Consolidated Group as at the end of such fiscal quarter and the related consolidated statements of income and retained earnings and of cash flows for such fiscal quarter and for the portion of the fiscal year ended with the last day of such fiscal quarter, all of which shall be in reasonable detail or in the form filed with the SEC, and certified by the chief financial officer of the Borrower, that they fairly present in all material respects the financial condition of the Consolidated Group as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated and that they have been prepared in accordance with GAAP, in each case, subject to normal year-end audit adjustments and the omission of any footnotes as permitted by the SEC (publicly filing the Borrower’s Form 10-Q with the SEC in any event will satisfy the requirements of this clause (i), subject to Section 6.6(b), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto);

(ii) not later than the earlier of (x) one hundred twenty (120) days after the end of each fiscal year of the Borrower and (y) five (5) days after the date the Borrower is required to file (taking into account any extensions of time contemplated by Rule 12b-25 under the Securities Exchange Act of 1934, as amended) with the SEC its report on Form 10-K with respect to such fiscal year, the consolidated balance sheet of the Consolidated Group as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for such fiscal year and, to the extent available, setting forth consolidated comparative figures as of the end of and for the preceding fiscal year for the Borrower’s accounting predecessor, audited by an independent nationally-recognized accounting firm and in the form filed with the SEC (publicly filing the Borrower’s Form 10-K with the SEC in any event will satisfy the requirements of this clause (ii), subject to Section 6.6(b), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto); and

(iii) within ten (10) days after the sending or filing thereof, copies of all financial statements, projections, documents and other communications that the Borrower sends to its unitholders generally or publicly files with the SEC or any similar governmental authority (and is publicly available); provided that publicly filing such documents with the SEC in any event will satisfy the requirements of this clause (iii), subject to Section 6.6(b), and shall be deemed furnished and delivered on the date such information has been posted on the SEC website accessible through http://www.sec.gov/edgar/searchedgar/webusers.htm or such successor webpage of the SEC thereto.

(b) Compliance Certificates. Within the respective time periods set forth in clauses (i) and (ii) of Section 6.6(a) for furnishing financial statements, the Borrower shall deliver or cause to be delivered (i) any additional financial information in respect of any Consolidated Affiliates and SPVs as reasonably requested by any Lender, and (ii) (x) a written certificate signed by the Borrower’s Chief Financial Officer or other financial officer of the Borrower, in his or her capacity as such, to the effect that no Default or Event of Default then exists or, if any such Default or Event of Default exists as of the date of such certificate, setting forth a description of such Default or Event of Default and specifying the action, if any, taken by the Borrower or any other Member of the Consolidated Group to remedy the same, and (y) a Compliance Certificate in the form of Exhibit 6.6 showing compliance with the covenants specified therein.

(c) Notice of Events Relating to Environmental Laws and Claims. Promptly after any officer of the Borrower obtains knowledge of any of the following (other than Disclosed Matters, except as provided in clause (iv) below), the Borrower will provide or cause to be provided to the Lenders written notice in reasonable detail of any of the following that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against the Borrower or any other Member of the Consolidated Group or any SPV or any property owned or operated by the Borrower or any other Member of the Consolidated Group or any SPV;

(ii) any condition or occurrence on any property owned or operated by the Borrower or any other Member of the Consolidated Group or any SPV that results in noncompliance by the Borrower or any other Member of the Consolidated Group or any SPV with any Environmental Law;

(iii) the taking of any material remedial action in response to the actual or alleged presence of any Hazardous Material on any property owned or operated by the Borrower or any other Member of the Consolidated Group or any SPV other than in the ordinary course of business; and

(iv) any material adverse development or occurrence in respect of any Disclosed Matter occurring or taking place subsequent to the Effective Date which has not been otherwise disclosed pursuant to Section 6.6(a)(iii).

(d) Notices of Default, Litigation, Etc. The Borrower will promptly, and in any event within five (5) Business Days, after an officer of the Borrower has knowledge thereof, give or cause to be given written notice in reasonable detail to the Lenders of: (i) the occurrence of any Default or Event of Default; (ii) any litigation or governmental proceeding of the type described in Section 5.4; (iii) any circumstance (including, without limitation, any termination of any Plan or Foreign Plan or any ERISA Event) that has had or could reasonably be expected to have a Material Adverse Effect; (iv) the occurrence of any event which has resulted in a breach of, or is reasonably expected to result in a breach of, Section 6.17; (v) the Borrower or any other Member of the Consolidated Group, or any of their respective officers, directors, employees, representatives or agents that act in any capacity in connection with or benefit from the credit facility established hereby, becoming a Sanctioned Person; and (vi) any notice received by it or any other Member of the Consolidated Group or any SPV from the holder(s) of Indebtedness of the Borrower or any other Member of the Consolidated Group or any SPV in an amount which, in the aggregate, exceeds $75,000,000 (or, if denominated in a currency other than U.S. Dollars, the Dollar Equivalent of $75,000,000), where such notice states or claims the existence or occurrence of any default or event of default with respect to such Indebtedness under the terms of any indenture, loan or credit agreement, debenture, note, or other document evidencing or governing such Indebtedness.

(e) Other Information. Upon request therefor, the Borrower shall furnish such other information regarding the operations, business affairs, and financial condition of the Members of the Consolidated Group as any Lender may reasonably request.

Section 6.7 Lender Inspection Rights. Upon reasonable notice from any Lender, the Borrower will permit any Lender (and such Persons as such Lender may reasonably designate) during normal business hours at such entity’s sole expense unless a Default or Event of Default shall have occurred and be continuing, in which event at the Borrower’s expense, to visit and inspect any of the properties of the Borrower or any other Member of the Consolidated Group, to examine all of their books and records, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Borrower authorizes such accountants to discuss with any Lender (and such Persons as such Lender may reasonably designate) the affairs, finances and accounts of the Borrower and all other Members of the Consolidated Group), all as often, and to such extent, as may be reasonably requested. The chief financial officer of the Borrower and/or his or her designee shall be afforded the opportunity to be present at any meeting of the Lenders and such accountants.

Section 6.8 Conduct of Business. The Borrower and all other Members of the Consolidated Group will at all times remain primarily engaged in (i) the contract drilling business, and the provision of turnkey drilling services, (ii) the provision of services to the energy industry, (iii) other existing businesses described in the Borrower’s Registration Statement on Form S-1 (No. 333-196958), or (iv) any related businesses (each a “Permitted Business”).

Section 6.9 Use of Proceeds; Margin Regulations; Borrower Activities.

(a) Use of Proceeds. The proceeds of the Revolving Loans shall only be used for permitted investments and future acquisitions, for capital expenditures, and for other general corporate purposes of the Consolidated Group, and in any event for purposes consistent with the representations and warranties set forth in Section 5.16.

(b) Margin Stock. None of the Borrower nor any other Member of the Consolidated Group shall (i) engage in the business of extending credit for the purpose of purchasing or carrying margin stock or (ii) use any proceeds of the Revolving Loans for a purpose which violates Regulations T, U or X of the Board of Governors of the Federal Reserve System. After application of the proceeds of the Revolving Loans, less than 25% of the assets of each of the Borrower and the other Members of the Consolidated Group will consist of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

Section 6.10 Restrictions on Fundamental Changes. The Borrower shall not merge, consolidate, amalgamate or complete a scheme of arrangement with any other Person, or cause or permit any dissolution or winding up of the Borrower, or liquidation of its assets, or sell, transfer or otherwise dispose of all or substantially all of the Borrower’s assets, except that:

(a) The Borrower may merge with or into, or consolidate, amalgamate or complete a scheme of arrangement with, any other Person if upon the consummation of any such merger, consolidation, amalgamation or scheme of arrangement (x) the Borrower is the surviving Person to any such merger, consolidation, amalgamation or scheme of arrangement, or (y) the surviving Person (I) is organized under the laws of a Permitted Jurisdiction and (II) shall assume all obligations of the Borrower under this Agreement and the other Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Lenders; and

(b) The Borrower may sell or transfer all or substantially all of its assets (including stock in its Subsidiaries) to any Person, so long as (x) such Person is a Subsidiary of the Borrower (or a Person who will contemporaneously therewith become a Subsidiary of the Borrower), and (y) such Subsidiary (I) is organized under the laws of a Permitted Jurisdiction and (II) shall assume all obligations of the Borrower under this Agreement and the other Credit Documents pursuant to an assumption agreement, or pursuant to a new credit agreement and promissory notes, in each case in form and substance reasonably satisfactory to the Lenders;

provided that in the case of any transaction described in the preceding clauses (a) and (b), no Default or Event of Default (including, without limitation, pursuant to Section 7.1(j)) shall exist immediately prior to, or after giving effect to, such transaction.

Section 6.11 Liens. The Borrower and the other Members of the Consolidated Group shall not create, incur, assume or suffer to exist any Lien of any kind on any property or asset of any kind of the Borrower or any such other Member of the Consolidated Group, except the following (collectively, the “Permitted Liens”):

(a) Liens existing on the Effective Date;

(b) Liens arising in the ordinary course of business by operation of law, deposits, pledges or other Liens in connection with workers’ compensation, unemployment insurance, old age benefits, social security obligations, taxes, assessments, public or statutory obligations or other similar charges, good faith deposits, pledges or other Liens in connection with (or to obtain letters of credit in connection with) bids, performance, return-of-money or payment bonds, contracts or leases to which the Borrower or any other Members of the Consolidated Group are parties or other deposits required to be made in the ordinary course of business; provided that in each case the obligation secured is not for Indebtedness for borrowed money and is not overdue or, if overdue, is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor;

(c) mechanics’, workmen’s, materialmen’s, landlords’, carriers’, maritime or other similar Liens arising in the ordinary course of business (or deposits to obtain the release of such Liens) related to obligations not overdue for more than thirty (30) days if such Liens arise with respect to domestic assets and for more than ninety (90) days if such Liens arise with respect to foreign assets, or, if so overdue, that are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(d) Liens for Taxes not more than ninety (90) days past due or which can thereafter be paid without penalty or which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(e) Liens imposed by ERISA (or comparable foreign laws in respect of any Foreign Plan) which are being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or if such Liens otherwise could not reasonably be expected to have a Material Adverse Effect;

(f) Liens arising out of judgments or awards against the Borrower or any other Member of the Consolidated Group, or in connection with surety or appeal bonds or the like in connection with bonding such judgments or awards, the time for appeal from which or petition for rehearing of which shall not have expired or for which the Borrower or such other Member of the Consolidated Group shall be prosecuting on appeal or proceeding for review, and for which it shall have obtained (within thirty (30) days with respect to a judgment or award rendered in the United States or within sixty (60) days with respect to a judgment or award rendered in a foreign jurisdiction after entry of such judgment or award or expiration of any previous such stay, as applicable) a stay of execution or the like pending such appeal or proceeding for review; provided, that the aggregate amount of uninsured or underinsured liabilities (net of customary deductibles, and including interest, costs, fees and penalties, if any) of the Borrower and the other Members of the Consolidated Group secured by such Liens shall not exceed the Dollar Equivalent of $100,000,000 at any one time outstanding;

(g) Liens on fixed or capital assets acquired, constructed, improved, altered or repaired by the Borrower or any other Member of the Consolidated Group and related contracts, intangibles and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom; provided that (i) such Liens secure Indebtedness otherwise permitted by this Agreement, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered or repaired, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be, and (iv) such Lien shall not apply to any other property or assets of the Borrower or any other Member of the Consolidated Group;

(h) Liens securing Interest Rate Protection Agreements or Currency Rate Protection Agreements incurred in the ordinary course of business and not for speculative purposes;

(i) Liens on property existing at the time such property is acquired by the Borrower or any other Member of the Consolidated Group and not created in contemplation of such acquisition (or on repairs, renewals, replacements, additions, accessions and betterments thereto), and Liens on the assets of any Person at the time such Person becomes a Member of the Consolidated Group and not created in contemplation of such Person becoming a Member of the Consolidated Group (or on repairs, renewals, replacements, additions, accessions and betterments thereto);

(j) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing subsections (a) through (i); provided, however, that the principal amount of Indebtedness or other obligations secured thereby does not exceed the principal amount or the amount of such other obligation, as applicable, secured at the time of such extension, renewal or replacement (other than amounts incurred to pay costs of such extension, renewal or replacement), and that such extension, renewal or replacement is limited to the property already subject to the Lien so extended, renewed or replaced (together with accessions and improvements thereto and replacements thereof);

(k) rights reserved to or vested in any Governmental Authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to terminate such right, power, franchise, grant, license or permit or to purchase, condemn, expropriate or recapture or to designate a purchaser of any of the property of a Person;

(l) rights reserved to or vested in any Governmental Authority to control, regulate or use any property of a Person;

(m) rights of a common owner of any interest in property held by a Person and such common owner as tenants in common or through other common ownership;

(n) encumbrances (other than to secure the payment of Indebtedness), easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any property or rights-of-way of a Person for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines, removal of gas, oil, coal, metals, steam, minerals, timber or other natural resources, and other like purposes, or for the joint or common use of real property, rights-of-way, facilities or equipment, or defects, irregularity and deficiencies in title of any property or rights-of-way;

(o) Liens created by or resulting from zoning, planning and environmental laws and ordinances and municipal regulations;

(p) Liens created or evidenced by or resulting from financing statements filed by lessors of property (but only with respect to the property so leased);

(q) Liens on property securing Non-recourse Debt;

(r) Liens on the stock or assets of SPVs;

(s) other Liens created in connection with securitization programs, if any, of the Borrower and the other Members of the Consolidated Group;

(t) Liens securing Indebtedness or other obligations (i) of the Borrower in favor of any wholly owned Subsidiary of the Borrower, and (ii) of any wholly owned Subsidiary of the Borrower in favor of the Borrower or another wholly owned Subsidiary of the Borrower;

(u) right of first refusal arrangements, any obligation to offer a Person the option to purchase all or a portion of any asset, non-compete arrangements and other similar arrangements, in each case to the extent not securing Indebtedness for borrowed money; and

(v) Liens (not otherwise permitted by clauses (a) through (u) of this Section 6.11) securing Indebtedness (or other obligations) not exceeding at the time of incurrence thereof (together with all such other Liens securing Indebtedness (or other obligations) outstanding pursuant to this clause (v) at such time) ten percent (10%) of Consolidated Tangible Net Worth.

Section 6.12 Subsidiary Indebtedness. The Borrower shall not permit any other Members of the Consolidated Group (other than the Borrower) to incur, assume or suffer to exist any Indebtedness, except:

(a) existing Indebtedness outstanding on the Effective Date, and any subsequent extensions, renewals or refinancings thereof (i) so long as such Indebtedness is not increased in amount (other than amounts incurred to pay costs of such extension, renewal or refinancing), the scheduled maturity date thereof is not shortened (except to the extent such shortened maturity date is subsequent to the Maturity Date), any scheduled amortization of principal thereunder prior to the Maturity Date is not shortened, the interest rate per annum applicable thereto is not increased above the then prevailing market rates of interest for similar Indebtedness, and the payments thereunder prior to the Maturity Date are not increased, or (ii) such extensions, renewals or refinancings are otherwise expressly permitted by, and are effected pursuant to, another clause in this Section 6.12 (other than clause (l) hereof);

(b) Indebtedness under the Credit Documents;

(c) intercompany loans and advances to the Borrower or other Members of the Consolidated Group, and intercompany loans and advances from any of such other Members of the Consolidated Group or SPVs to the Borrower or any other Members of the Consolidated Group;

(d) Indebtedness under any Interest Rate Protection Agreements or any Currency Rate Protection Agreements;

(e) Indebtedness (i) under unsecured lines of credit for overdrafts or for working capital purposes in foreign countries with financial institutions, and (ii) arising from the honoring by a bank or other Person of a check, draft or similar instrument inadvertently drawing against insufficient funds, all such Indebtedness not to exceed the Dollar Equivalent of $150,000,000 in the aggregate at any time outstanding, provided that amounts under overdraft lines of credit or outstanding as a result of drawings against insufficient funds shall be outstanding for one (1) Business Day before being included in such aggregate amount;

(f) Indebtedness of a Person existing at the time such Person becomes a Member of the Consolidated Group or is merged, consolidated or amalgamated with or into the Borrower or any other Member of the Consolidated Group and not incurred in contemplation of such transaction, and extensions, renewals or refinancings thereof that do not increase the amount of such Indebtedness (other than amounts included to pay costs of such extension, renewal or refinancing);

(g) Indebtedness (i) under Performance Guaranties and Performance Letters of Credit, and (ii) with respect to letters of credit issued in the ordinary course of business;

(h) Indebtedness created in connection with securitization programs, if any;

(i) Indebtedness (not otherwise permitted under any other clause of this Section 6.12) in an aggregate principal amount outstanding for all Subsidiaries not exceeding at the time of incurrence thereof (together with all such other Indebtedness outstanding pursuant to this clause (i) at such time) ten percent (10%) of Consolidated Net Assets (the “Subsidiary Debt Basket Amount”);

(j) other Indebtedness of a Subsidiary not otherwise permitted under any other clause of this Section 6.12 so long as such Subsidiary has in force a Subsidiary Guaranty in substantially the form of Exhibit 6.12, provided that such Subsidiary Guaranty shall contain a provision that such Subsidiary Guaranty and all obligations thereunder of such Subsidiary shall be terminated upon delivery to the Lenders by the Borrower of a certificate stating that (x) the aggregate principal amount of Indebtedness of all Subsidiaries outstanding pursuant to the preceding clause (i) and this clause (j) is equal to or less than the Subsidiary Debt Basket Amount, and (y) no Default or Event of Default has occurred and is continuing; and

(k) extensions, renewals or replacements of Indebtedness permitted by clauses (b) through (j) of this Section 6.12 that do not increase the amount of such Indebtedness (other than amounts incurred to pay costs of such extension, renewal or refinancing).

Section 6.13 Use of Property and Facilities; Environmental Laws. Each of the Borrower and the other Members of the Consolidated Group shall comply in all material respects with all Environmental Laws applicable to or affecting the properties or business operations of the Borrower or any other Member of the Consolidated Group, where the failure to comply could reasonably be expected to have a Material Adverse Effect.

Section 6.14 Transactions with Affiliates. Except as otherwise specifically permitted herein, the Borrower and the other Members of the Consolidated Group shall not (except pursuant to contracts and agreements outstanding as of (i) with respect to the Borrower, the Effective Date, or (ii) with respect to any other Member of the Consolidated Group, the Effective Date or, if later, the date such Person first became a Member of the Consolidated Group, including, without limitation, any Plans or related trusts), enter into or engage in any material transaction or arrangement or series of related transactions or arrangements which in the aggregate would be material with any Affiliate (other than the Borrower or any other Member of the Consolidated Group), including without limitation, the purchase from, sale to or exchange of property with, any merger, consolidation or amalgamation with or into, or the rendering of any service by or for, any Affiliate (other than the Borrower or any other Member of the Consolidated Group), unless such transaction or arrangement or series of related transactions or arrangements are in the ordinary course of business and, taken as a whole, are no less favorable to the Borrower or such other Member of the Consolidated Group than would be obtained in an arms’ length transaction with a Person not an Affiliate (other than the Borrower or any other Member of the Consolidated Group). Notwithstanding the foregoing, the following transactions and arrangements will not be prohibited by the provisions of this covenant: (a) the declaration or making any lawful dividend or distribution; (b) investments in and other transactions with Affiliates that are joint ventures whose operations are managed or controlled by a Member of the Consolidated Group, where such investments or other transactions are made or effected on customary terms pursuant to the requirements of the business of the Consolidated Group and applicable law; (c) the TP LLC Formation Transactions and TP LLC IPO, and any other transactions or arrangements between the Borrower and its Subsidiaries on the one hand and Holdings and its Subsidiaries on the other hand, in each case so long as such transactions and arrangements are fair and reasonable to the Borrower and its Subsidiaries in all material respects, taking into account the totality of the relationship between Holdings and its Subsidiaries, on the one hand, and the Borrower and its Subsidiaries, on the other hand; (d) any transaction or arrangement approved by the Borrower’s conflicts committee; and (e) amendments, extensions, replacements and other modifications of transactions with Affiliates otherwise permitted by this Agreement, provided that such amendments, extensions, replacements or other modifications, taken as a whole, are no less favorable in any material respect to the Consolidated Group than the transaction or transactions being amended, extended, replaced or modified or remains fair and reasonable to the Borrower and its Subsidiaries in all material respects taking into account the totality of the relationship between Holdings and its Subsidiaries, on the one hand, and the Borrower and its Subsidiaries, on the other hand.

Section 6.15 Sale and Leaseback Transactions. The Borrower will not, nor will it permit any of its Subsidiaries to, enter into, assume, or suffer to exist any Sale-Leaseback Transaction, except any such transaction that may be entered into, assumed or suffered to exist without violating any other provision of this Agreement, including without limitation, Sections 6.11, 6.12 and 6.17.

Section 6.16 Compliance with Laws; Policies and Procedures.

(a) Without limiting any of the other covenants in this Article 6, the Borrower and the other Members of the Consolidated Group shall (i) conduct their business, and otherwise be, in material compliance with all applicable laws, regulations, ordinances and orders of any governmental or judicial authorities; provided, however, that this Section 6.16 shall not require the Borrower or any other Member of the Consolidated Group to comply with any such law, regulation, ordinance or order if (x) it shall be contesting such law, regulation, ordinance or order in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefor, or (y) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, and (ii) comply in all material respects with all obligations it might have under the Patriot Act and with Anti-Corruption Laws and all Sanctions applicable to any Member of the Consolidated Group.

(b) The Borrower shall maintain in effect and enforce policies and procedures intended to ensure material compliance by the Borrower and all other Members of the Consolidated Group and their respective officers, directors, employees and agents with Anti-Corruption Laws and Sanctions.

Section 6.17 Maximum Leverage Ratio. The Borrower will not permit the Leverage Ratio, as of the last day of any fiscal quarter commencing with the first full fiscal quarter ending after the Effective Date, (i) occurring other than during an Acquisition Period, to be greater than 5.00 to 1.00, or (ii) occurring during an Acquisition Period, to be greater than 5.50 to 1.00; provided that for purposes of this Section 6.17, EBITDA may include, at Borrower’s option, any Material Project EBITDA Adjustments.

ARTICLE 7 EVENTS OF DEFAULT AND REMEDIES.

Section 7.1 Events of Default. Any one or more of the following shall constitute an Event of Default:

(a) default by the Borrower in the payment of (i) any principal amount of any Revolving Loan when due, or (ii) interest due in respect of the principal amount of any Revolving Loan or any fees or other amounts payable hereunder within three (3) Business Days following the date when due;

(b) default in the observance or performance of any covenant set forth in Section 6.10, 6.11, or 6.17;

(c) default by the Borrower or any other Loan Party in the observance or performance of any provision hereof or of any other Credit Document not mentioned in clauses (a) or (b) above, which is not remedied within thirty (30) days after notice thereof to the Borrower by any Lender;

(d) any representation or warranty made or deemed made herein, in any other Credit Document, or in any certificates delivered pursuant to Section 6.6(b), by the Borrower or any other Loan Party proves untrue in any material respect as of the date of the making, or deemed making, thereof;

(e) (x) the Borrower and/or any other Members of the Consolidated Group shall have failed to pay when due (beyond any applicable grace periods) any principal payments due in respect of Indebtedness in an aggregate principal amount of more than the Dollar Equivalent of $100,000,000 of the Borrower and/or other Members of the Consolidated Group owed to any Persons other than Members of the Consolidated Group (“Material Indebtedness”); or (y) any Material Indebtedness of the Borrower and/or other Members of the Consolidated Group shall (i) not be paid at maturity (beyond any applicable grace periods), or (ii) be declared to be, or otherwise become, due and payable prior to the stated maturity thereof, or be required to be prepaid, redeemed or repurchased prior to such stated maturity, as a result of any default in respect of such Material Indebtedness;

(f) the Borrower or any Significant Subsidiary (i) has entered involuntarily against it an order for relief under the United States Bankruptcy Code or a comparable action is taken under any bankruptcy or insolvency law of another country or political subdivision of such country, (ii) generally does not pay, or admits its inability generally to pay, its debts as they become due, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, seeks, consents to, or acquiesces in, the appointment of a receiver, custodian, trustee, liquidator or similar official for it or any substantial part of its property under the United States Bankruptcy Code or under the bankruptcy or insolvency laws of another country or a political subdivision of such country, (v) institutes any proceeding seeking to have entered against it an order for relief under the United States Bankruptcy Code or any comparable law, to adjudicate it insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fails to file an answer or other pleading denying the material allegations of or consents to or acquiesces in any such proceeding filed against it, (vi) makes any board of directors resolution in direct furtherance of any matter described in clauses (i)-(v) above, or (vii) fails to contest in good faith any appointment or proceeding described in this Section 7.1(f);

(g) a custodian, receiver, trustee, liquidator or similar official is appointed for the Borrower or any Significant Subsidiary, or any substantial part of its property under the United States Bankruptcy Code or under the bankruptcy or insolvency laws of another country or a political subdivision of such country, or a proceeding described in Section 7.1(f)(v) is instituted against the Borrower or any Significant Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed and unstayed for a period of sixty (60) days (or one hundred twenty (120) days in the case of any such event occurring outside the United States of America);

(h) the Borrower and any other Members of the Consolidated Group fail within thirty (30) days with respect to any judgments or court orders that are rendered in the United States or sixty (60) days with respect to any judgments or court orders that are rendered in foreign jurisdictions (or such earlier date as any execution on such judgments or orders shall take place) to vacate, pay, bond or otherwise discharge any judgments or orders for the payment of money the uninsured portion of which is in excess of the Dollar Equivalent of $100,000,000 in the aggregate and which are not stayed on appeal or otherwise being appropriately contested in good faith in a manner that stays execution;

(i) (x) the Borrower or any other Member of the Consolidated Group fails to pay when due an amount that it is liable to pay to the PBGC or to a Plan or a Multiemployer Plan under Title IV of ERISA; or a notice of intent to terminate a Plan having Unfunded Vested Liabilities of the Borrower or any other Members of the Consolidated Group in excess of the Dollar Equivalent of $100,000,000 (a “Material Plan”) is filed under Title IV of ERISA; or the PBGC institutes proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding is instituted by a fiduciary of any Material Plan against the Borrower or other Members of the Consolidated Group to collect any liability under Section 515 or 4219(c)(5) of ERISA, and in each case such proceeding is not dismissed within thirty (30) days thereafter; or a condition exists by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, and (y) the occurrence of one or more of the matters in the preceding clause (x) could reasonably be expected to result in liabilities to the Borrower or any other Member of the Consolidated Group in excess of the Dollar Equivalent of $100,000,000;

(j) (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Holdings and its Subsidiaries, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the common units of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); (ii) during any period of 12 consecutive months commencing after the Effective Date, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (x) appointed or elected by Holdings and its Subsidiaries or (y) nominated by individuals described in the preceding clause (x); or (iii) the unitholders of the Borrower remove Transocean Partners Holding Limited as the “Transocean Member” (as defined in the limited liability company agreement of the Borrower); or

(k) the obligations of any Subsidiary Guarantor pursuant to any Subsidiary Guaranty ceases for any reason (other than as expressly permitted under this Agreement) to be in full force and effect, or the Borrower or any other Loan Party shall so assert.

Section 7.2 Non-Bankruptcy Defaults. When any Event of Default (other than those described in subsections (f) or (g) of Section 7.1 with respect to the Borrower) has occurred and is continuing, any Lender shall, by notice to the Borrower: (a) if so directed by the Required Lenders, or may with the consent of the Required Lenders, terminate the remaining Commitments to the Borrower hereunder on the date stated in such notice (which may be the date thereof); and (b) if so directed by the Required Lenders, or may with the consent of the Required Lenders, declare the principal of and the accrued interest on all outstanding Revolving Loans to be forthwith due and payable and thereupon all outstanding Revolving Loans, including both principal and interest thereon, shall be and become immediately due and payable together with all other accrued amounts payable under the Credit Documents without further demand, presentment, protest or notice of any kind, including, but not limited to, notice of intent to accelerate and notice of acceleration, each of which is expressly waived by the Borrower.

Section 7.3 Bankruptcy Defaults. When any Event of Default described in subsections (f) or (g) of Section 7.1 has occurred and is continuing with respect to the Borrower, then all outstanding Revolving Loans shall immediately become due and payable together with all other accrued amounts payable under the Credit Documents without presentment, demand, protest or notice of any kind, each of which is expressly waived by the Borrower; and all obligations of the Lenders to extend further credit pursuant to any of the terms hereof shall immediately terminate.

Section 7.4 Expenses. The Borrower agrees to pay to each Lender all reasonable out-of-pocket expenses incurred or paid by such Lender, including reasonable attorneys’ fees and court costs, in connection with any Event of Default or the enforcement of any of the Credit Documents.

Section 7.5 Distribution and Application of Proceeds. After the occurrence of and during the continuance of an Event of Default, any payment to any Lender hereunder shall be distributed and applied as follows (unless otherwise agreed by the Borrower and all Lenders):

(a) First, to the payment of any and all reasonable out-of-pocket costs and expenses of the Lenders, including, without limitation, reasonable attorneys’ fees and out-of-pocket costs and expenses, as provided by this Agreement or by any other Credit Document, incurred in connection with the collection of such payment or in respect of the enforcement of any rights of the Lenders under this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such costs and expenses unpaid to each Lender bears to the aggregate amount of the costs and expenses unpaid to all Lenders collectively, until all such fees, costs and expenses have been paid in full;

(b) Second, to the payment of any due and unpaid fees to any Lender as provided by this Agreement or any other Credit Document, pro rata in the proportion in which the amount of such fees due and unpaid to each Lender bears to the aggregate amount of the fees due and unpaid to all Lenders collectively, until all such fees have been paid in full;

(c) Third, to the payment of accrued and unpaid interest on the Revolving Loans to the date of such application, pro rata in the proportion in which the amount of such interest, accrued and unpaid to each Lender bears to the aggregate amount of such interest accrued and unpaid to all Lenders collectively, until all such accrued and unpaid interest has been paid in full;

(d) Fourth, to the payment of the outstanding due and payable principal amount of each of the Revolving Loans, pro rata in the proportion in which the outstanding principal amount of such Revolving Loans owing to each Lender bears to the aggregate amount of all outstanding Revolving Loans;

(e) Fifth, to the payment of any other outstanding Obligations then due and payable, pro rata in the proportion in which the outstanding Obligations owing to each Lender bears to the aggregate amount of all such Obligations until all such Obligations have been paid in full; and

(f) Sixth, to the Borrower or as the Borrower may direct.

ARTICLE 8 CHANGE IN CIRCUMSTANCES.

Section 8.1 Illegality.

(a) Notwithstanding any other provisions of this Agreement or any Note, if at any time any Change in Law shall occur that makes it unlawful for any Lender to make or maintain Eurocurrency Loans, such Lender shall promptly give written notice thereof and of the basis therefor in reasonable detail to the Borrower, and such Lender’s obligations to fund affected Eurocurrency Loans or make, continue or convert such Eurocurrency Loans under this Agreement, shall thereupon be suspended until it is no longer unlawful for such Lender to make or maintain such Eurocurrency Loans.

(b) Upon the giving of the notice to the Borrower referred to in Section 8.1(a) in respect of any such Eurocurrency Loan, and provided the Borrower shall not have prepaid such Eurocurrency Loan pursuant to Section 2.9, (i) any outstanding amount of such Eurocurrency Loan of such Lender shall be automatically converted to a Base Rate Loan in Dollars on the last day of the Interest Period then applicable thereto or on such earlier date as required by law, and (ii) such Lender shall make or continue its portion of any requested Borrowing of such Eurocurrency Loan as a Base Rate Loan in U.S. Dollars, which Base Rate Loan shall, for all other purposes, be considered part of such Borrowing.

(c) Any Lender that has given any notice pursuant to Section 8.1(a) shall, upon determining that it would no longer be unlawful for it to make such Eurocurrency Loans, give prompt written notice thereof to the Borrower, and upon giving such notice, its obligation to make, allow conversions into and maintain such Eurocurrency Loans shall be reinstated.

Section 8.2 Increased Costs and Reduced Return.

(a) If any Change in Law:

(i) subjects any Lender to any Tax (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its Revolving Loans, Commitments, or other obligations under the Credit Documents, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii) imposes, modifies or deems applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding for any Eurocurrency Loan any such requirement included in an applicable Statutory Reserve Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender or imposes on any Lender or on the London interbank market any other condition, cost or expense (other than Taxes) affecting its Revolving Loans, or its obligation to advance or maintain Revolving Loans;

and the result of any of the foregoing is to increase the cost to such Lender of advancing, continuing, converting, or maintaining any Revolving Loan, or maintaining its obligation to make any such Revolving Loan, or to reduce the amount of any sum received or receivable by such Lender in connection therewith under this Agreement or any other Credit Document, then, subject to Section 8.2(d), from time to time, within ten (10) days after receipt of a certificate from such Lender pursuant to Section 8.2(d) setting forth in reasonable detail such determination and the basis thereof, the Borrower shall be obligated to pay to such Lender such additional amount or amounts as will compensate such Lender for such increased costs or reductions suffered.

(b) If any Lender shall have determined that any Change in Law affecting such Lender regarding liquidity or capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital, or on the capital of any Person controlling such Lender, as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such Change in Law (taking into consideration such Lender’s or its controlling Person’s policies with respect to capital adequacy in effect immediately before such Change in Law or compliance) then, subject to Section 8.2(d), from time to time, within ten (10) days after its receipt of a certificate from such Lender pursuant to Section 8.2(d) setting forth in reasonable detail such determination and the basis thereof, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reductions suffered.

(c) If the cost to any Lender of making or maintaining any Revolving Loan to the Borrower is increased (or the amount of any sum received or receivable by any Lender is reduced) by an amount deemed by such Lender to be material, by reason of the fact that the Borrower is incorporated in, or conducts business in, a jurisdiction other than the United States of America, the Cayman Islands, or other Specified Jurisdictions, the Borrower shall, subject to Section 8.2(d), indemnify such Lender for such increased cost or reduction within fifteen (15) days after demand by such Lender. A certificate of such Lender claiming compensation under this Section 8.2(c) and setting forth the additional amount or amounts to be paid to it hereunder (and the basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error. Notwithstanding the foregoing, no Lender shall be entitled to compensation under this Section 8.2(c) to the extent the increased costs for which such Lender is claiming compensation have been or are being incurred at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor was entitled immediately prior to the assignment to such Lender to receive compensation with respect to such increased costs pursuant to this Section 8.2(c). The foregoing provisions shall not apply to Taxes on payments by any Loan Party hereunder, which shall be governed solely by Section 3.3.

(d) Each Lender that determines to seek compensation or additional interest under this Section 8.2 shall give written notice to the Borrower of the circumstances that entitle such Lender to such compensation no later than one hundred eighty (180) days after such Lender receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 180th day preceding such written demand, except if the law, rule, order or interpretation giving rise to such request for compensation has retroactive effect, such one hundred eighty (180) day period shall be extended to include such retroactive period. Each Lender shall use reasonable efforts to avoid the need for, or reduce the amount of, such compensation, additional interest, and any payment under Section 3.3, if such action or designation will not, in the sole judgment of such Lender made in good faith, be otherwise disadvantageous to it; provided that (i) the foregoing shall not in any way affect the rights of any Lender or the obligations of the Borrower under this Section 8.2, and (ii) no Lender shall be obligated to make its Eurocurrency Loans hereunder at any office located in the United States of America. A certificate of any Lender claiming compensation or additional interest under this Section 8.2, and setting forth the additional amount or amounts to be paid to it hereunder and accompanied by a statement prepared by such Lender describing in reasonable detail the calculations thereof, shall be conclusive absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

Section 8.3 Discretion of Lender as to Manner of Funding. Each Lender shall be entitled to fund and maintain its funding of all or any part of its Revolving Loans in any manner it sees fit.

ARTICLE 9 MISCELLANEOUS.

Section 9.1 No Waiver. No delay or failure on the part of any Lender, or on the part of the holder or holders of any Notes, in the exercise of any power, right or remedy under this Agreement or any other Credit Document, or any departure from the terms of this Agreement or any other Credit Document on any occasion, shall operate as a waiver thereof or as an acquiescence in any Default or Event of Default, nor shall any single or partial exercise thereof preclude any other or further exercise of any other power, right or remedy. Without limiting the generality of the foregoing, the making or continuation of any Revolving Loans shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Lender may have had notice or knowledge of such Default or Event of Default at the time. To the fullest extent permitted by applicable law, the powers, rights and remedies under this Agreement and the other Credit Documents of the Lenders and the holder or holders of any Notes are cumulative to, and not exclusive of, any powers, rights or remedies any of them would otherwise have.

Section 9.2 Non-Business Day. Subject to Section 2.4, if any payment of principal or interest on any portion of any Revolving Loan or any other Obligation shall fall due on a day which is not a Business Day, interest or fees (as applicable) at the rate, if any, such portion of any Revolving Loan or other Obligation bears for the period prior to maturity shall continue to accrue in the manner set forth herein on such Obligation from the stated due date thereof to the next succeeding Business Day, on which the same shall instead be payable.

Section 9.3 Documentary Taxes. The Borrower agrees that it will pay any documentary, stamp, debt issuance, or similar taxes payable with respect to this Agreement and the other Credit Documents that may be levied or otherwise become payable on any Revolving Loans or this Agreement, any Note, any Subsidiary Guaranty, or any other Credit Document under the laws of any jurisdiction, including interest and penalties, in the event any such taxes are levied or assessed, irrespective of when such levy or assessment is made, other than any such taxes imposed as a result of any transfer of an interest in a Credit Document. Each Lender that determines to seek compensation under this Section 9.3 shall give written notice to the Borrower of the circumstances that entitle such Lender to such compensation no later than one hundred eighty (180) days after such Lender receives actual notice or obtains actual knowledge of the law, rule, order or interpretation or occurrence of another event giving rise to a claim hereunder. In any event, the Borrower shall not have any obligation to pay any amount with respect to claims accruing prior to the 180th day preceding such written demand.

Section 9.4 Survival of Representations. All representations and warranties made herein or in certificates given pursuant hereto shall survive the execution and delivery of this Agreement and the other Credit Documents, and shall continue in full force and effect with respect to the date as of which they were made as long as the Borrower has any Obligation hereunder or any Commitment hereunder is in effect.

Section 9.5 Survival of Indemnities. All indemnities and all provisions relative to reimbursement to the Lenders of amounts sufficient to protect the yield of the Lenders with respect to the Revolving Loans, including, but not limited to, Sections 2.11, 3.3, 7.4, 8.2, 9.3, and 9.13 hereof, shall, subject to Section 8.2(c), survive the termination of this Agreement and the other Credit Documents and the payment of the Revolving Loans and all other Obligations and, with respect to any Lender, any replacement by the Borrower of such Lender pursuant to the terms hereof, in each case for a period of one (1) year.

Section 9.6 Setoff; Sharing of Payments.

(a) In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of, and throughout the continuance of, any Event of Default, each Lender is hereby authorized by the Borrower and each other Loan Party at any time or from time to time, without notice to the Borrower or any other Loan Party or other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts, and in whatever currency denominated) and any other Indebtedness at any time owing by that Lender to or for the credit or the account of the Borrower or any other Loan Party, whether or not matured, against and on account of the due and unpaid obligations and liabilities of the Borrower or any other Loan Party to that Lender or that subsequent holder under the Credit Documents, irrespective of whether or not that Lender shall have made any demand hereunder, or the obligations are owed to a branch or office of such Lender different from the branch or office holding such deposit or other obligation. Each Lender shall promptly give notice to the Borrower of any action taken by it under this Section 9.6(a), provided that any failure of such Lender to give such notice shall not affect the validity of such setoff.

(b) Each Lender agrees with each other Lender a party hereto that if such Lender receives and retains any payment, whether by setoff or application of deposit balances or otherwise, in respect of the Revolving Loans in excess of its ratable share of payments on all such Obligations then owed to the Lenders hereunder, then such Lender shall (i) notify the other Lenders of such fact, and (ii) purchase for cash at face value, but without recourse, ratably from each of the other Lenders such amount of the Revolving Loans held by each such other Lender as shall be necessary to cause such Lender to share such excess payment ratably with all the other Lenders; provided, however, that if any such purchase is made by any Lender, and if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest. The provisions of this Section 9.6(b) shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 9.6(b) shall apply). Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 9.7 Notices.

(a) Except as otherwise specified herein, all notices under the Credit Documents shall be in writing (including facsimile or other electronic means) and shall be given to a party hereunder at its address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify by written notice to the Borrower, given by courier, by United States certified or registered mail, by telegram or by other telecommunication device capable of creating a written record of such notice and its receipt. Notices under the Credit Documents to the Lenders shall be addressed to the Lenders at the respective addresses, facsimile numbers, or telephone numbers set forth below or, in the case of Persons becoming Lenders pursuant to Assignment Agreements, on their applicable Assignment Agreements, and to the Borrower:

To the Borrower:	Transocean Partners LLC
Transocean Deepwater House
Kingswells Causeway
Prime Four Business Park
Aberdeen, AB15 8PU
Scotland
United Kingdom
Attention: [ ]
Fax No.: [ ]
E-mail: [ ]

To the Lender:	Transocean Financing GmbH
Turmstrasse 30
CH-6300 Zug
Switzerland
Attention: [ ]
Fax No.: [ ]
E-mail: [ ]

with a copy to:	Transocean Offshore Deepwater Drilling Inc.
4 Greenway Plaza
Houston, Texas 77046
Attention: R. Thaddeus Vayda, Vice President,
Investor Relations and Communications
Fax No.: (713) 232-7027
E-mail: Thad.Vayda@deepwater.com

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in Section 9.7(b), shall be effective as provided in Section 9.7(b).

(b) Electronic Communications. Notices and other communications to any Lender hereunder may be delivered or furnished by Electronic Systems pursuant to procedures approved by such Lender. The Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.

(i) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided, that for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

Section 9.8 Counterparts. This Agreement may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, each of which when executed shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement.

Section 9.9 Successors and Assigns. This Agreement shall be binding upon the Borrower and each of the Lenders, and their respective successors and assigns, and shall inure to the benefit of the Borrower, each of the Lenders, and their respective successors and assigns, including any subsequent holder of any Note; provided, however, (i) except as provided in Section 6.10, neither the Borrower nor any other Loan Party may assign any of its rights or obligations under this Agreement or any other Credit Document without the written consent of all Lenders, and (ii) no Lender may assign any of its rights or obligations under this Agreement or any other Credit Document except in accordance with Section 9.10. Nothing in this Agreement, express or implied, shall be construed to confer on any Person (other than the parties hereto, their respective successors and assigns permitted hereby, and to the extent expressly contemplated hereby, the Related Parties of the Lenders and the Indemnified Parties as defined in Section 9.13) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 9.10 Sales and Transfers of Borrowings and Notes; Participations.

(a) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Revolving Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Revolving Loans at the time owing to it that equal at least the amount specified in clause (i)(B) of this Section 9.10(a), or in the case of an assignment to a Lender, an Affiliate of a Lender, no minimum amount need be assigned; and

(B) in any case not described in clause (i)(A) of this Section 9.10(a), the aggregate amount of the Commitment (which for this purpose includes Revolving Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Borrower or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $5,000,000, unless, so long as no Default or Event of Default has occurred and is continuing, the Borrower otherwise consents (such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Loans and the Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by clause (i)(B) of this Section 9.10(a) and, in addition, the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender or an Affiliate of a Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Borrower an Assignment Agreement.

(v) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

From and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement, covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 8.2 and Section 9.13 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.10(c).

(b) Register. The Borrower shall maintain a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Participations. Any Lender may at any time, upon written notice to the Borrower but without the consent of the Borrower, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Revolving Loans owing to it); provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.11(i) (A), (B) or (C) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 3.3, and 8.2 (subject to the requirements and limitations therein, including the requirements under Section 3.3(f) (it being understood that the documentation required under Section 3.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.10(a); provided, that such Participant shall not be entitled to receive any greater payment under Sections 3.3 or 8.2 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.6 as though it were a Lender; provided, that such Participant also agrees to be subject to Section 9.6 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Revolving Loans and other Obligations under the Credit Documents (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Revolving Loans or its other Obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Revolving Loan or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such participating Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided, that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a Party hereto.

(e) Certain Transfers. If, pursuant to this Section 9.10 any interest in this Agreement or any Revolving Loan or Note is transferred to any transferee which is (1) organized under the laws of any jurisdiction other than the United States of America or any State thereof, or (2) organized under the laws of the United States of America or any State thereof and disregarded for U.S. federal income tax purposes as an entity separate from a person organized under the laws of any jurisdiction other than the United States of America or any State thereof, the transferor Lender shall cause such transferee, concurrently with the effectiveness of such transfer, (i) to furnish to the transferor Lender and the Borrower two duly completed and signed copies of either U.S. Internal Revenue Service Form W-8BEN or U.S. Internal Revenue Service Form W-8ECI or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities (wherein such transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder if such payments were U.S. source), (ii) to agree (for the benefit of the transferor Lender and the Borrower) to provide the transferor Lender and the Borrower new forms as contemplated by Section 3.3(f) upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption, and (iii) to represent and warrant to the transferor Lender and the Borrower that the transferee is entitled to complete exemption from U.S. federal withholding tax under FATCA with respect to all payments to be received pursuant to any Credit Document as if such payments were U.S. source (or to furnish to the transferor Lender and the Borrower the applicable U.S. Internal Revenue Service forms certifying that the transferee is entitled to such exemption).

Section 9.11 Amendments, Waivers and Consents. Any provision of the Credit Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed (a) by the Borrower and (b) by the Required Lenders, provided however, that:

(i) no amendment or waiver shall (A) increase any Commitment of any Lender without the consent of such Lender, (B) (other than in accordance with Section 2.13), postpone or extend the Commitment Termination Date or Maturity Date without the consent of all Lenders, (C) reduce the amount of or postpone the date for any scheduled payment of any principal of or interest (including, without limitation, any reduction in the rate of interest unless such reduction is otherwise provided herein) on any Revolving Loan or of any fee payable hereunder, without the consent of each Lender owed any such Obligation, or (D) except as otherwise expressly permitted under this Agreement, release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranties without the consent of all Lenders; and

(ii) no amendment or waiver shall, unless signed by each Lender, change the provisions of this Section 9.11 or the definition of Required Lenders or the number of Lenders required to take any action under any other provision of the Credit Documents, or any provision providing for the pro rata nature of payments by or to Lenders.

Section 9.12 Headings. Section headings used in this Agreement are for reference only and shall not affect the construction of this Agreement.

Section 9.13 Legal Fees and Other Costs; Indemnification; Damages Waiver.

(a) The Borrower, upon demand by any Lender, agrees to pay the reasonable out-of-pocket costs and expenses of the such Lender (including, without limitation, the reasonable fees and disbursements of legal counsel to such Lender) in connection with the preparation and execution of the Credit Documents (limited to a single law firm as counsel in each appropriate jurisdiction (and which may include a special or local counsel acting in one or more jurisdictions) and such other counsel as may be engaged with the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed)), and any amendment, waiver or consent related thereto (including in respect of any workout or restructuring in respect of the Revolving Loans), whether or not the transactions contemplated herein or therein are consummated.

(b) The Borrower further agrees to indemnify each Lender and their respective Related Parties (collectively, the “Indemnified Parties”), against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable attorneys’ fees and other reasonable out-of-pocket expenses of litigation or preparation therefor, whether or not such Indemnified Party is a party thereto) which any of them may pay or incur as a result of (a) any action, suit or proceeding by any third party or Governmental Authority against such Indemnified Party and relating to any Credit Document, the Revolving Loans, or the application or proposed application by the Borrower or any other Member of the Consolidated Group of the proceeds of any Revolving Loan, REGARDLESS OF WHETHER SUCH CLAIMS OR ACTIONS ARE FOUNDED IN WHOLE OR IN PART UPON THE ALLEGED SIMPLE OR CONTRIBUTORY NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES AND/OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR ATTORNEYS, (b) any investigation of any third party or any Governmental Authority involving any Lender (as a lender hereunder), and related to any use made or proposed to be made by the Borrower of the proceeds of any Revolving Loan or any transaction financed or to be financed in whole or in part, directly or indirectly with the proceeds of any Revolving Loan, and (c) any investigation of any third party or any Governmental Authority, litigation or proceeding involving any Lender (as a lender hereunder) and related to any environmental cleanup, audit, compliance or other matter relating to any Environmental Law or the presence of any Hazardous Material (including, without limitation, any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law) with respect to the Borrower or any other Member of the Consolidated Group, regardless of whether caused by, or within the control of, the Borrower or any other Member of the Consolidated Group; provided, however, that (x) the Borrower shall not be obligated to indemnify any Indemnified Party for any of the foregoing arising out of such Indemnified Party’s gross negligence, or willful or unlawful misconduct, or material breach of its express contractual obligations under this Agreement, as determined pursuant to a final non-appealable judgment of a court of competent jurisdiction or as expressly agreed in writing by such Indemnified Party, (y) the Borrower’s obligations to pay or reimburse the Indemnified Parties for legal fees and expenses shall be limited to (1) the reasonable and documented legal fees and expenses of a single law firm as counsel for all such Indemnified Parties, taken together, in each appropriate jurisdiction (which may include in each case another law firm as special or local counsel acting in one or more of multiple jurisdictions), except that in the case where an Indemnified Party determines in good faith that a conflict of interest does or may exist in connection with such legal representation and such Indemnified Party advises the Borrower of such actual or potential conflict of interest and engages its own separate counsel, the reasonable and documented legal fees and expenses of such separate counsel shall also be paid or reimbursed, and (2) other reasonable out-of-pocket expenses (other than legal fees and expenses as described in clause (1) above) incurred in investigating or defending any of the foregoing, and (z) the Borrower shall not be liable pursuant to this Section 9.13(b) for any amounts claimed in respect of litigation, investigations, proceedings or claims solely between Indemnified Parties in respect of actions or omissions of any Indemnified Parties and not arising out of any acts or omissions of the Borrower or its affiliates. The Borrower, upon demand by any Lender at any time, shall reimburse such Lender for any reasonable legal or other expenses incurred in connection with investigating or defending against any of the foregoing, except if the same is excluded from indemnification pursuant to the provisions of the preceding sentence. Each Indemnified Party agrees to contest any indemnified claim if requested by the Borrower, in a manner reasonably directed by the Borrower, with counsel selected by the Indemnified Party and approved by the Borrower, which approval shall not be unreasonably withheld or delayed. Any Indemnified Party that proposes or intends to settle or compromise any such indemnified claim shall give the Borrower written notice of the terms of such settlement or compromise reasonably in advance of settling or compromising such claim or proceeding and shall obtain the Borrower’s prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided, that the Indemnified Party shall not be restricted from settling or compromising any such claim if the Indemnified Party waives its right to indemnity from the Borrower in respect of such claim and such settlement or compromise does not materially increase the Borrower’s liability pursuant to this Section 9.13(b) to any Related Party of such Indemnified Party.

(c) To the fullest extent permitted by applicable law, no Indemnified Party and neither the Borrower nor any other Loan Party shall assert, and hereby waives, any claim against any Indemnified Party, the Borrower or any other Loan Party, or any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Indemnified Party referred to in Section 9.13(b) shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(d) Each party’s obligations under this Section 9.13, together with its obligations (if any) pursuant to Section 3.3(d) shall survive the termination of this Agreement and the other Credit Documents and the payment of the Obligations owing hereunder and thereunder.

Section 9.14 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(A) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, THE RIGHTS AND DUTIES OF THE PARTIES HERETO AND THERETO, AND ANY CLAIMS, DISPUTES OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT, OR OTHERWISE) ARISING THEREFROM OR RELATING THERETO, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.

(B) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE BORROWER AND ANY OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, ANY ISSUING BANK, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY SUCH COURT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, SOLELY FOR THE PURPOSE OF ADJUDICATING AND ENFORCING ITS RIGHTS OR OBLIGATIONS WITH RESPECT TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND RELATED TRANSACTIONS, TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF

ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY ISSUING BANK MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO EXPRESSLY AND IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION.

(C) EACH OF THE BORROWER AND ANY OTHER LOAN PARTY HEREBY (1) IRREVOCABLY DESIGNATES CAPITOL SERVICES, INC., 1218 CENTRAL AVENUE, SUITE 100, ALBANY, NEW YORK 12205, AS THE DESIGNEE, APPOINTEE AND AGENT OF THE BORROWER AND ANY OTHER LOAN PARTY TO RECEIVE, FOR AND ON BEHALF OF THE BORROWER, AND ANY OTHER LOAN PARTY, SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT HERETO, AND (2) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS, BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK, OR BY NOTICE GIVEN IN ACCORDANCE WITH SECTION 9.7, IN ANY SUCH LEGAL ACTION OR PROCEEDING. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(D) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO EXPRESSLY AND IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER OR ANY OTHER LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH OF THE BORROWER AND SUCH OTHER LOAN PARTY HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS.

(E) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE

TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.15 Confidentiality. Each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to their respective Affiliates and to existing and prospective Lenders, Participants and counterparties to any hedge agreement or swap or derivative transaction relating to the Borrower’s Obligations, and in each case to their respective directors, officers, employees and agents, including accountants, legal counsel and other advisors who have reason to use such Information in connection with the evaluation of the transactions contemplated by this Agreement (subject to similar confidentiality provisions as provided herein) solely for purposes of evaluating such Information, (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable law or regulation or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or any proceedings relating to this Agreement or the other Credit Documents, (e) with the consent of the Borrower, (f) to any rating agency or insurer or the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to this Agreement, in each case when required by it, provided that, prior to any disclosure, such agency or insurer shall acknowledge in writing the confidential nature of such Information received by it from any Lender, or (g) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.15, or (ii) becomes available on a non-confidential basis from a source other than the Borrower or its Affiliates, or the Lenders or their respective Affiliates, excluding any Information from such source which, to the actual knowledge of the Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Borrower. For purposes hereof, “Information” means all information received by the Lenders from the Borrower or its Subsidiaries or Affiliates relating to Members of the Consolidated Group or their respective businesses, other than any such information that is available to the Lenders on a non-confidential basis prior to such receipt by the Lenders, excluding any Information from a source which, to the actual knowledge of the Lender receiving such Information, has been disclosed by such source in violation of a duty of confidentiality to the Borrower or its Subsidiaries or Affiliates. Each Lender shall be considered to have complied with its obligations if it has exercised the same degree of care to maintain the confidentiality of such Information as it would accord its own confidential information.

Section 9.16 Effect of Inclusion of Exceptions. It is not intended that the specification of any exception to any covenant herein shall imply that the excepted matter would, but for such exception, be prohibited or required.

Section 9.17 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 9.18 Change in Tax Laws. If there is a material change in federal, state or foreign tax laws which materially affects the ability of any of the Borrower and other Members of the Consolidated Group to comply with the financial covenants, standards or terms found in this Agreement, the Borrower and the Lenders agree to enter into negotiations in order to amend such provisions (with the agreement of the Required Lenders or, if required by Section 9.11, all of the Lenders) so as to equitably reflect such changes with the desired result that the criteria for evaluating the financial condition of any of the Borrower and other Members of the Consolidated Group shall be the same after such changes as if such changes had not been made. Unless and until such provisions have been so amended, the provisions of this Agreement shall govern.

Section 9.19 Final Agreement. This Agreement and the other Credit Documents constitute the entire understanding among the Loan Parties and the Lenders and supersede all earlier or contemporaneous agreements, whether written or oral, concerning the subject matter of the Credit Documents. There are no unwritten oral agreements between the parties.

Section 9.20 Officer’s Certificates. It is not intended that any certificate of any officer or director of the Borrower delivered to any Lender pursuant to this Agreement shall give rise to any personal liability on the part of such officer or director.

Section 9.21 No Fiduciary Duty. Each Lender and its affiliates (collectively, solely for purposes of this paragraph, the “Lender Parties”), may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any of the Lender Parties and the Borrower or their respective shareholders or Affiliates. The Borrower acknowledges and agrees that (i) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower, on the other, (ii) in connection therewith and with the process leading to such transaction, each of the Lender Parties is acting solely as a principal and not the agent or fiduciary of the Borrower or any other Loan Party or its management, unitholders, stockholders, creditors or any other Person, (iii) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender Party or any of its Affiliates has advised or is currently advising the Borrower or any other Loan Party on other matters) or any other obligation to the Borrower or any other Loan Party except the obligations expressly set forth in the Credit Documents and (iv) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower or any other Loan Party in connection with such transaction or the process leading thereto.

[Remainder of Page Intentional Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BORROWER:

TRANSOCEAN PARTNERS LLC,
as Borrower

By:
Name:
Title:

[SIGNATURE PAGE TO TRANSOCEAN PARTNERS LLC CREDIT AGREEMENT]

TRANSOCEAN FINANCING GMBH,
as a Lender

By:

Name:
Title:

[SIGNATURE PAGE TO TRANSOCEAN PARTNERS LLC CREDIT AGREEMENT]

Schedule 1.1-C

COMMITMENT AMOUNTS

Lender	Commitment	Percentage
Transocean Financing GmbH	$300,000,000	100.0%
Total	$300,000,000	100.0%

Schedule 1.1-P

PRICING GRID

Credit Facility Pricing	Level I	Level II	Level III
Applicable Margin for Eurocurrency Borrowings (Basis Points Per Annum)	162.5	175.0	225.0
Applicable Margin for Base Rate Borrowings (Basis Points Per Annum)	62.5	75.0	125.0
Commitment Fee (Basis Points Per Annum)	22.5	27.5	32.5

For the purposes of this Pricing Grid, the following terms have the following meanings:

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower, the Leverage Ratio is less than or equal to 2.75 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower, the Leverage Ratio is less than or equal to 3.50 to 1.00 and greater than 2.75 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower, the Leverage Ratio is greater than 3.50 to 1.00.

“Status” means either Level I Status, Level II Status or Level III Status.

The Applicable Margin and Applicable Commitment Fee Rate shall be determined based on the Leverage Ratio set forth in the most recently delivered Compliance Certificate. Adjustments, if any, to the Applicable Margin and Applicable Commitment Fee Rate shall be effective five (5) Business Days after the Lenders have received the applicable Compliance Certificate, except that the Applicable Margin on a Eurocurrency Loan shall be adjusted after the last day of the then current Interest Period with respect thereto. If the Borrower fails to deliver a Compliance Certificate to the Lenders at the time required by Section 6.6(b), then the Applicable Margin and Applicable Commitment Fee Rate shall be deemed to be determined at Level III Status until the date the applicable Compliance Certificate is so delivered (at which time, the Status shall be based upon the Leverage Ratio set forth in such Compliance Certificate).